Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST PLACE FINANCIAL CORP.

AND

FIRST PLACE BANK

AND

THE NORTHERN SAVINGS AND LOAN COMPANY

DATED JANUARY 27, 2006

i

3.17	Agreements with Regulatory Agencies	23
3.18	Investment Securities	23
3.19	Intellectual Property	23
3.20	Undisclosed Liabilities	24
3.21	State Takeover Laws	24
3.22	Administration of Fiduciary Accounts	24
3.23	Environmental Matters	24
3.24	Derivative Transactions	25
3.25	Opinion	25
3.26	Assistance Agreements	25
3.27	Approvals	26
3.28	Loan Portfolio.	26
3.29	Mortgage Banking Business.	27
3.30	Properties	28
3.31	Labor and Employment Matters	29
3.32	Termination Benefits	29
3.33	Deposits	29
3.34	Required Vote; Antitakeover Provisions Inapplicable	29
3.35	Transactions With Affiliates	30
3.36	Insurance	30
3.37	Indemnification	30
3.38	Voting Agreements	30
3.39	CRA Rating	30
3.40	Disclosure	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST PLACE		31

4.1	Corporate Organization.	31
4.2	Capitalization	32
4.3	Authority; No Violation.	32
4.4	Consents and Approvals	34
4.5	Reports	34
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events.	35
4.9	Legal Proceedings.	35
4.10	Taxes	36
4.11	Employee Benefit Plan Matters	36
4.12	SEC Reports	37
4.13	First Place Information	37
4.14	Ownership of Northern Common Stock	38

4.15	Compliance with Applicable Law	38
4.16	Certain Contracts	38
4.17	Agreements with Regulatory Agencies	38
4.18	Undisclosed Liabilities	39
4.19	Assistance Agreements	39
4.20	Approvals	39
4.21	Loan Portfolio.	39
4.22	Properties	40
4.23	Labor and Employment Matters	40
4.24	Intellectual Property	41
4.25	Administration of Fiduciary Accounts	41
4.26	Required Vote	41
4.27	Transactions With Affiliates	41
4.28	Insurance	41
4.29	Off-Balance Sheet Commitments	41
4.30	CRA Rating	41
4.31	Disclosure	42

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		42

5.1	Forbearances of Northern	42
5.2	Forbearances of First Place	46

ARTICLE VI ADDITIONAL AGREEMENTS		46

6.1	Reasonable Best Efforts	46
6.2	Stockholder Approval	47
6.3	Registration Statement.	47
6.4	Regulatory Filings.	48
6.5	Press Releases	48
6.6	Access; Information.	49
6.7	Affiliates	49
6.8	Acquisition Proposals	50
6.9	Certain Policies	50
6.10	Nasdaq Listing	51
6.11	Indemnification	51
6.12	Benefit Plans	52
6.13	Notification of Certain Matters	52
6.14	Subsequent Current, Interim and Annual Financial Statements	54
6.15	Board and Loan Committee Visitation Rights	54
6.16	Establish Elyria Advisory Board	54
6.17	Current Information	55
6.18	Execution and Authorization of Bank Merger Agreement	55

6.19	Notice of Transactions	55
6.20	Termination of Northern 401(k) Plan	55

ARTICLE VII CONDITIONS PRECEDENT		56

7.1	Conditions to Each Party’s Obligation to Effect the Merger	56
7.2	Conditions to Obligations of First Place and the Bank	57
7.3	Conditions to Obligations of Northern	57
ARTICLE VIII TERMINATION AND AMENDMENT		58

8.1	Termination	58
8.2	Effect of Termination	62
8.3	Extension; Waiver	63

ARTICLE IX GENERAL PROVISIONS		63

9.1	Closing	63
9.2	Alternative Structure	63
9.3	Nonsurvival of Representations, Warranties and Agreements	64
9.4	Expenses	64
9.5	Notices	64
9.6	Interpretation	65
9.7	Entire Agreement	65
9.8	Governing Law	65
9.9	Enforcement of the Agreement	65
9.10	Severability	66
9.11	Amendment	66
9.12	Assignment	66
9.13	Counterparts	66

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2006 (the “Agreement”), is by and among First Place Financial Corp., a Delaware corporation (“First Place”), First Place Bank, a federal savings association and a wholly owned subsidiary of First Place (the “Bank”) and The Northern Savings and Loan Company, an Ohio-chartered savings and loan institution (“Northern”) (First Place, the Bank and Northern are sometimes collectively referred to herein as the “Parties”).

WHEREAS, the boards of directors of First Place, the Bank and Northern: (i) have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger (as defined below) and, in the case of First Place, the Subsidiary Merger (as defined below) and the Conversion (as defined below); (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies; and (iii) have approved, at meetings of each such board of directors, this Agreement; and

WHEREAS, following the execution and delivery of this Agreement, the Bank and Northern will enter into a Plan of Merger (the “Bank Merger Agreement”) providing for the merger of the Bank with and into Northern after the Effective Time (as defined in Section 1.2 hereof), with Northern as the surviving institution (“Subsidiary Merger”); and

WHEREAS, certain of the directors and executive officers of Northern have on the date hereof entered into Voting Agreements with First Place, agreeing to vote to approve this Agreement and the Merger (as defined in Section 1.1 hereof); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the rules and regulations (the “OTS Regulations”) of the Office of Thrift Supervision (the “OTS”) and the Ohio Revised Code (the “Ohio Code”), at the Effective Time (as defined in Section 1.2 hereof), a newly formed interim savings association subsidiary of First Place (“First Place Merger-Sub”), shall merge with and into Northern, with Northern as the surviving institution (the “Merger”). At or after the Effective Time, Northern will convert from an Ohio-chartered savings and loan institution to a federal savings association (“Conversion”). Upon completion of the Merger, Northern shall continue its existence under the laws of the United States of America as a wholly-owned subsidiary of First Place and will operate under its existing name until completion of the Subsidiary Merger at which time Northern shall change its corporate name to First Place Bank.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of combination (the “Articles of Combination”) and the certificate of merger (the “Certificate of

Merger”), each of which First Place and Northern shall file with appropriate authorities (the “Authorities”) on the Closing Date (as defined in Section 9.1 hereof). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Combination and Certificate of Merger. The Effective Time shall be on a date that is no later than the Closing Date.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 552.13 of the OTS Regulations and Section 1701.82 of the Ohio Code.

1.4 Charter and Bylaws. At the Effective Time, the Articles of Incorporation, Constitution and Bylaws of Northern, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation, Constitution and Bylaws of Northern after the Effective Time, until thereafter changed, amended or otherwise replaced: (i) as provided therein, (ii) by applicable law, (iii) upon completion of the Conversion, or (iv) upon completion of the Subsidiary Merger.

1.5 Directors and Executive Officers of the Surviving Corporation.

The directors of First Place and the Bank prior to the Effective Time shall be the directors of First Place and the Bank immediately after the Effective Time, except for the appointment at the Effective Time of the Northern Designee, who shall serve as a director on the board of directors of First Place and shall continue as one of the directors on the board of directors of Northern after the Merger. The Northern Designee shall initially have a term as a director on the board of directors of First Place and Northern until their respective 2006 annual meeting of stockholders and until a successor has been elected and qualified. First Place shall, subject to fiduciary requirements of its board of directors, its governing documents and applicable law, include the Northern Designee among the director nominees of First Place and Northern to be voted on at their respective 2006 annual meetings of stockholders; provided, however, that if the Northern Designee is not selected as a director nominee at such board or committee meeting for any of the foregoing reasons or at any time becomes unable to serve as a director for any reason between the Closing Date and the date of such board or committee meeting that decides the director nominees to be voted upon by stockholders at the 2006 annual meetings, then, the Elyria Advisory Board (as defined below) shall have the right to select another nominee from among the directors of Northern as of the date hereof and serving on the Elyria Advisory Board, who, subject to the approval of First Place, shall then become the Northern Designee. “Northern Designee” shall mean (i) the person selected by the Northern board of directors from among the directors serving on the Northern board of directors on the date hereof and approved by First Place or (ii) the person who is the replacement nominee as provided in the preceding sentence of this Section 1.5(a).

The directors of Northern shall resign at the Effective Time, and beginning at the Effective Time, those directors appointed by First Place, including the Northern Designee, shall serve as directors of Northern.

If the Subsidiary Merger shall occur prior to the end of the term of the Northern Designee, then the Northern Designee shall continue to serve on the board of directors of the surviving institution in the Subsidiary Merger for the remainder of such term.

The executive officers of First Place and the Bank prior to the Effective Time shall be the executive officers of First Place and the Bank immediately after the Effective Time. The executive officers of Northern shall resign at the Effective Time, and beginning at the Effective Time, those executive officers appointed by First Place shall serve as executive officers of Northern.

1.6 Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

1.7 Offices. After the Effective Time upon completion of the Merger, the headquarters of Northern shall be at 185 East Market Street, Warren, Ohio 44481.

1.8 Additional Actions. If, at any time after the Effective Time, First Place shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Northern, or, if applicable, the Bank or First Place its right, title or interest in, to or under any of the rights, properties or assets of Northern that are acquired by First Place at the Effective Time of the Merger, or (ii) otherwise carry out the purposes of this Agreement, Northern, and its proper officers and directors, shall be deemed to have granted to First Place an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in First Place, consummate the Merger or otherwise to carry out the purposes of this Agreement, and the proper officers and directors of First Place are fully authorized in the name of First Place or otherwise to take any and all such action.

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of the common stock, without par value, of Northern (“Northern Common Stock”):

Northern Common Stock. Subject to Sections 2.1(b), 2.2, 2.5, 2.6, 2.7, 2.9 and 8.1(j) hereof, each share of Northern Common Stock issued and outstanding immediately prior to the Effective Time (excluding: (i) those shares of Northern Common Stock held by a Dissenting Stockholder (defined in Section 2.9(a)) asserting their dissenters’ rights as set forth in Section 2.9 (the “Dissenters’ Shares”); (ii) Northern Common Stock held as treasury shares; and (iii) all shares of Northern Common Stock that are owned directly or indirectly by First Place or Northern or any of their respective Subsidiaries (other than Trust Account Shares (defined in Section 2.1(b))) (collectively, the “Excluded Shares”) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

Per Share Cash Consideration. A cash amount equal to $29.00 (the “Per Share Cash Consideration”); or

Per Share Stock Consideration. 1.138 shares (the “Per Share Stock Consideration” or the “Exchange Ratio”) of First Place common stock, par value $.01 per share (“First Place Common Stock”), or, to the extent required below, the Adjusted Exchange Ratio.

The aggregate consideration to the holders of Northern Common Stock will be comprised of the Specified Cash Percentage of the issued and outstanding shares of Northern Common Stock converting into the right to receive the Per Share Cash Consideration (“Cash Consideration”) and the Specified Stock Percentage of the issued and outstanding shares of Northern Common Stock converting into the right to receive the Per Share Stock Consideration (“Stock Consideration”), subject to an increase in the percentage of Stock Consideration and a decrease in the percentage of Cash Consideration as set forth in the paragraph below. The “Aggregate Merger Consideration” shall be (i) the cash amount equal to (A) the Specified Cash Percentage (or the Adjusted Cash Consideration Percentage (as defined in this Section 2.1 in the paragraph below and adjusted as provided in Section 2.2(d)), if applicable) of the number of shares of Northern Common Stock issued and outstanding immediately prior to the Effective time (other than the Excluded Shares) multiplied by (B) $29.00 (the “Maximum Cash Consideration”); and (ii) the number of shares of First Place Common Stock equal to the product of (X) the Specified Stock Percentage (or the Adjusted Stock Consideration Percentage (as defined in this Section 2.1 in the paragraph below and adjusted as provided in Section 2.2(d)), if applicable) of the number of shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) multiplied by (Y) the Exchange Ratio, subject to Sections 2.2 and 8.1(j). The Aggregate Merger Consideration does not include sums paid out for Northern stock options (“Northern Options”) as set forth in Section 2.8 hereof.

The percentage of Stock Consideration delivered by First Place to the holders of Northern Common Stock may increase from the Specified Stock Percentage of the Aggregate Merger Consideration up to 90% of the Aggregate Merger Consideration if holders of Northern Common Stock elect to receive more than the Specified Stock Percentage of the Aggregate Merger Consideration in First Place Common Stock. The increased percentage of Stock Consideration above the Specified Stock Percentage of the Aggregate Merger Consideration up to 90% of the Aggregate Merger Consideration shall be the “Adjusted Stock Consideration Percentage.” If there is an Adjusted Stock Consideration Percentage, then the percentage of Cash Consideration will be adjusted downward by the same number of percentage points that the Stock Consideration was increased above the Specified Stock Percentage of the Aggregate Merger Consideration, provided however, the percentage of Cash Consideration shall not fall below 10% of the Aggregate Merger Consideration (“Adjusted Cash Consideration Percentage”).

The term “Specified Stock Percentage” shall be the percentage which (i) 80% of total outstanding shares of Northern Common Stock issued and outstanding immediately prior to the Effective time (excluding Dissenters’ Shares and shares owned by Northern or any of its Subsidiaries other than Trust Account Shares, but including all shares of Northern Common Stock that are owned directly or indirectly by First Place or any of its Subsidiaries) bears to (ii) the total number shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenters’ Shares and shares of Northern Common Stock owned by Northern or any of its Subsidiaries other than Trust Account Shares and all shares of Northern Common Stock that are owned directly or indirectly by First Place or any of its Subsidiaries other than Trust Account Shares).

The term “Specified Cash Percentage” shall mean a percentage equal to 100% minus the Specified Stock Percentage.

At the Effective Time, all shares of Northern Common Stock that are owned by Northern as treasury stock and all shares of Northern Common Stock that are owned directly or indirectly by First Place or Northern or any of their respective Subsidiaries (other than shares of Northern Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, whether held directly or indirectly by First Place or Northern, as the case may be, being referred to herein as “Trust Account Shares”) shall be cancelled and shall cease to exist and no stock of First Place or other consideration shall be delivered in exchange therefor.

2.2 Election Procedures.

Election Form. An election form, in such form as Northern and First Place shall mutually agree (the “Election Form”), shall be mailed at such time and on such date as provided in Section 2.3(a) to the holders of Northern Common Stock of record at the Effective Time. Each Election Form shall permit the holder of Northern Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 2.1 hereof, (i) to elect to receive First Place Common Stock with respect to all of such holder’s Northern Common Stock as hereinabove provided (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s Northern Common Stock as hereinabove provided (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of First Place Common Stock with respect to such holder’s remaining shares (a “Mixed Election”), or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of Northern Common Stock (a “Non-Election”). Shares of Northern Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Northern Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Northern Common Stock (x) as to which no election has been made or (y) as to which dissenters’ rights have not been perfected, have been effectively withdrawn or the holder thereof has lost its right to dissent to the Merger are referred to herein as “No-Election Shares.” Nominee record holders who hold Northern Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Northern Common Stock held by such stockholder shall be designated No-Election Shares.

Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 30th day following but not including the date of mailing of the Election Form or such other date as First Place and Northern shall mutually agree upon.

Effective Election. Any election to receive First Place Common Stock or cash shall have been properly made only if the agent designated by First Place to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in this Section 2.2 and Section 2.3 hereof (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be

revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other person to whom the subject shares of Northern Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither First Place, Northern nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Allocation. For purposes of this Section 2.2(d), the following terms have the following meanings:

“Cash Value” means an amount equal to the product of the number of shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) multiplied by the Specified Cash Percentage (or the Adjusted Cash Consideration Percentage, if applicable) multiplied by the Per Share Cash Consideration.

“Actual Stock Value” means an amount equal to the product of the number of shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time multiplied by the Specified Stock Percentage (or the Adjusted Stock Consideration Percentage, if applicable) and further multiplied by the Closing Average Price and further multiplied by the Exchange Ratio then in effect (subject to Section 8.1(j)).

“Adjusted Cash Value” means an amount equal to the product of the Specified Cash Percentage multiplied by Aggregate Transaction Value.

“Adjusted Exchange Ratio” means an amount equal to the Adjusted Stock Value divided by the Closing Average Price and further divided by the number of shares of Northern Common Stock being converted into the right to receive First Place Common Stock. The number of shares of Northern Common Stock being converted shall equal the number of shares of Northern Common Stock outstanding less the quotient of the Adjusted Cash Value divided by the Per Share Cash Consideration.

“Adjusted Stock Value” means an amount equal to the Aggregate Transaction Value less the Adjusted Cash Value.

“Aggregate Transaction Value” means the sum of the Cash Value and the Actual Stock Value.

“Closing Average Price” means the closing price per share for First Place Common Stock on the Nasdaq Stock Market for the ten consecutive Nasdaq trading day period ending on the day immediately preceding the Closing Date.

Within ten (10) business days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Northern Common Stock of rights to receive First Place Common Stock or cash in the Merger in accordance with the Election Forms as follows:

Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is less than the lesser of the Cash Value and the Adjusted Cash Value, then:

(1) all Cash Election Shares shall be converted into the right to receive cash;

(2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal to the lesser of the Cash Value and the Adjusted Cash Value. If less than all of the No-Election Shares need to be treated as Cash Election Shares as provided in this clause (2), then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(e) hereof a sufficient number of No-Election Shares to Cash Election Shares, and all remaining No-Election Shares to Stock Election Shares;

(3) if all of the No-Election Shares are converted to Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the lesser of the Cash Value and the Adjusted Cash Value, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(e) hereof a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the lesser of the Cash Value and the Adjusted Cash Value, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(4) the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive First Place Common Stock provided; however, that if the Actual Stock Value is less than Specified Stock Percentage of the Aggregate Transaction Value, then such shares shall be so converted using the Adjusted Exchange Ratio.

Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the lesser of the Cash Value and the Adjusted Cash Value, then:

(1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive First Place Common Stock;

(2) the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(e) hereof a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Consideration equals the lesser of the Cash Value and the Adjusted Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive First Place Common Stock;

(3) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash;

(4) if the Actual Stock Value is equal to or greater than Specified Stock Percentage of the Aggregate Transaction Value, then all Stock Election Shares, No-Election Shares and Reallocated Stock Shares to be converted into the right to receive First Place Stock shall be so converted using the Exchange Ratio then in effect (subject to adjustment pursuant to Section 8.1(j)); and

(5) if the Actual Stock Value is less than Specified Stock Percentage of the Aggregate Transaction Value, then all Stock Election Shares, No-Election Shares and Reallocated Stock Shares to be converted into the right to receive First Place Stock shall be so converted using the Adjusted Exchange Ratio.

Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the lesser of the Cash Value and the Adjusted Cash Value, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive First Place Common Stock; provided, however, that if the Actual Stock Value is less than Specified Stock Percentage of the Aggregate Transaction Value, then such shares shall be so converted using the Adjusted Exchange Ratio.

Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(d)(i)(3) hereof to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii)(2) hereof to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such holder.

(f) Tax Amendments. If, in the judgment of legal counsel to each of First Place and Northern, the application of the provisions of Section 2.1 and 2.2 may reasonably create material and adverse tax consequences to First Place, Northern, or Northern’s Stockholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the stockholders of Northern.

2.3 Exchange Procedures.

Mailing of Transmittal Material. Provided that Northern has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, First Place shall instruct the Exchange Agent to, no later than thirty (30) days after the Closing Date, mail or make available to each holder of record as of the Effective Time of a stock certificate or certificates representing shares of Northern Common Stock (“Certificate”): (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such

Certificate or Certificates in exchange for the consideration set forth in Section 2.1(a) hereof deliverable in respect thereof pursuant to this Agreement and (ii) the Election Form. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of Northern Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 2.3 hereof.

First Place Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) First Place shall deliver to the Exchange Agent certificates evidencing the number of shares of First Place Common Stock issuable and (ii) First Place shall deliver, or cause the Bank to deliver, to the Exchange Agent, the cash portion of the Aggregate Merger Consideration payable pursuant to this Article II in exchange for Certificates representing outstanding shares of Northern Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Place Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

Exchange Agent Deliveries. After completion of the allocations referred to in paragraphs (d), (e) and (f) of Section 2.2 hereof, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of First Place Common Stock and/or the amount of cash into which the aggregate number of shares of Northern Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement (including, but not limited to, payment for fractional shares under Section 2.5 hereof) and, if such holder’s shares of Northern Common Stock have been converted into First Place Common Stock, any other distribution theretofore paid with respect to First Place Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Northern Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of First Place Common Stock and/or the right to receive the amount of cash into which such Northern Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Northern of Certificates representing shares of Northern Common Stock and if such Certificates are presented to Northern for transfer, they shall be cancelled against delivery of certificates for First Place Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of First Place Common Stock under Section 2.2 hereof until such person surrenders the Certificate or Certificates representing Northern Common Stock, at which time such dividends shall be remitted to such person, without interest.

Lost or Destroyed Certificates; Issuances of First Place Common Stock in New Names. The Exchange Agent and First Place, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of First Place Common Stock to which a holder of Northern Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of

Northern Common Stock for exchange as provided in this Section 2.3 hereof, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by First Place. If any certificates evidencing shares of First Place Common Stock are to be issued in a name other than that in which the Certificate evidencing Northern Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of First Place Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Unclaimed Merger Consideration. Any portion of the shares of First Place Common Stock and cash delivered to the Exchange Agent by First Place pursuant to Section 2.3(b) hereof that remains unclaimed by the stockholders of Northern for nine months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to First Place. Any stockholders of Northern who have not theretofore complied with Section 2.3(c) hereof shall thereafter look only to First Place for the consideration deliverable in respect of each share of Northern Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Northern Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of First Place Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of First Place (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Place and the Exchange Agent shall be entitled to rely upon the stock transfer books of Northern to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, First Place and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any affiliate, within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (“Securities Act”), of Northern (“Northern Affiliate”) shall not be exchanged for certificates representing shares of First Place Common Stock to which such Northern Affiliate may be entitled pursuant to the terms of this Agreement until First Place has received an Affiliate Letter (as defined in Section 6.7 hereof) from such person as specified in Section 6.7 hereof.

2.4 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Northern Common Stock shall cease to be, and shall have no rights as, stockholders of Northern other than to receive the consideration provided under this Article II hereof and dissenters rights that may have been asserted by any stockholder of Northern. After the Effective Time, there shall be no transfers on the stock transfer books of Northern or the Bank of shares of Northern Common Stock.

2.5 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of First Place Common Stock shall be issued in the Merger. Each holder of Northern Common Stock who otherwise would have been entitled to a fraction of a share of First Place Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the amount of the Per Share Cash Consideration, or $29.00, of the First Place Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.6 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of First Place Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a “Capital Change”), the Per Share Stock Consideration shall be adjusted accordingly.

2.7 Withholding Rights. First Place (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Northern Common Stock such amounts as First Place is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Northern Common Stock in respect of which such deduction and withholding was made by First Place.

2.8 Options. Schedule 2.8 of the Northern Disclosure Schedules (defined hereafter) sets forth all of the Northern stock option plans (“Northern Option Plans”) and all grantees holding unexercised and unexpired Northern Options as of the date of this Agreement (“Northern Optionholder”), including the name of each such Northern Optionholder, the date on which each Northern Option was granted, the number of Northern Options held, the expiration date of each Northern Option, the price at which each Northern Option may be exercised under the Northern Option Plans, the number of shares of Northern Common Stock subject to each Northern Option, the type of grant and the status of the Northern Option grant as qualified or non-qualified under Section 422 of the Code. Each vested and unvested Northern Option to purchase Northern Common Stock that is outstanding immediately before the Effective Time and listed on Schedule 2.8 of the Northern Disclosure Schedules shall be cancelled and extinguished at the Effective Time and shall become the right to receive the amount set forth below in this Section 2.8 hereof, provided that such Northern Optionholder has entered into an option cancellation agreement, in the form acceptable to First Place (“Option Cancellation Agreement”), which agreement shall become effective at the Effective Time. As promptly as practicable subsequent to the Effective Time and subject to each Northern Optionholder entering into a Option Cancellation Agreement, Northern shall provide from the assets of Northern to each grantee listed in Schedule 2.8 of the Northern Disclosure Schedules, for delivery and cancellation of such Northern Option, a cash payment in an amount equal to the product of (a) the number of shares of Northern Common Stock subject to such grantee’s Northern Options and (b) an amount equal to the difference of (i) $29.00 and (ii) the exercise price per share of each such Northern Option. At or before the Effective Time, Northern shall use its best efforts to cause to be effected any necessary amendments to the terms of Northern Options or Northern Option Plans to give effect to the provisions of this Section 2.8 hereof.

2.9 Dissenters’ Rights.

Any Northern Common Stock held by a Northern stockholder who shall have exercised dissenters’ rights with respect to such Dissenters’ Shares, in accordance with Sections 1701.84 and 1701.85 of the Ohio Code (“Dissenting Stockholder”), shall not be converted into, or represent a right to receive the merger consideration under Section 2.1 of this Agreement, and the holder thereof shall be entitled only to such rights as are granted under the provisions of the Ohio Code. If any Dissenting Stockholder that holds Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost such holder’s right to dissent to the Merger under such law, the Dissenting Stockholder shall have the right to convert their Dissenting Shares into the merger consideration pursuant to Section 2.1 herein. Any payments made in respect of Dissenting Shares after the Effective Time shall be made from the assets of Northern as directed by First Place.

Northern shall (i) give First Place prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters’ rights or that Northern has reason to believe may assert dissenters’ rights, (ii) not settle or offer to settle any demand for payment without the prior written consent of First Place, which shall not be unreasonably withheld; and (iii) not waive any failure to comply strictly with any procedural requirements of Section 1701.85 of the Ohio Code.

REPRESENTATIONS AND WARRANTIES OF NORTHERN

Prior to the date hereof, Northern has delivered to First Place a schedule setting forth, among other things, items, the disclosure of which, is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III hereof or to one or more of its covenants contained in Article V hereof or additional agreements in Article VI hereof (“Northern Disclosure Schedules”). Northern represents and warrants to First Place and the Bank that each of the following representations and warranties in this Article III of this Agreement, which include and incorporate the exceptions set forth on the Northern Disclosure Schedules, are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly are made as of specific date and time (in which case such representations and warranties will be true and correct as of such date and time):

3.1 Corporate Organization.

(a) Northern is a savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. The deposit accounts of Northern are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Savings Association Insurance Fund (“SAIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Northern. Northern has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Articles of Incorporation, Constitution and Bylaws of Northern, copies of which have previously been delivered to First Place and the Bank, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The terms “Material Adverse Effect” and “knowledge” used in this Agreement, with respect to First Place, the Bank or Northern, as the case may be, are each defined under Section 8.1(e) hereof. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, association, partnership, organization, trust or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. For purposes of this Agreement, the term “Subsidiary” shall include NORSACO, Inc., a Ohio corporation (the “Service Company”) and Northern Title Agency of Ohio, LLC, a Ohio limited liability company (“Northern Title”) when used to refer Northern’s subsidiaries.

(b) The minute books of Northern and the Service Company contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 2002 of its stockholders and board of directors (including committees of their respective boards of directors). Northern has made available to First Place correct and complete copies of all minutes of the board of directors of Northern and the Service Company since December 31, 2002.

3.2 Capitalization.

The authorized capital stock of Northern consists of 6,000,000 shares of Northern Common Stock. No preferred stock or other capital stock is authorized. As of the date of this Agreement, there are (x) 2,458,068 shares of Northern Common Stock issued and outstanding and no shares of Northern Common Stock held in Northern’s treasury and (y) no shares of Northern Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (1) 23,298 shares of Northern Common Stock reserved for issuance pursuant to Northern’s Option Plans and described in Schedule 2.8 of the Northern Disclosure Schedules. All of the issued and outstanding shares of Northern Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Schedule 2.8 of the Northern Disclosure Schedules, Northern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Common Stock or Northern Preferred Stock or any other equity security of Northern or any securities representing the right to purchase or otherwise receive any shares of Northern Common Stock or any other equity security of Northern.

Except for the Service Company, which Northern will dissolve prior to the Closing Date in accordance with Section 7.2(e), its 49% ownership interest in Northern Title, interests in securities pledged as collateral for loans and as set forth on Schedule 3.18 of the Northern Disclosure Schedules, Northern does not have any direct or indirect Subsidiaries or any other equity or equity-like interest in any other firm, corporation, partnership, joint venture, association or other person. Northern owns all of the issued and outstanding shares of capital stock of the Service Company, free and clear of all liens, charges, encumbrances, pledges or security interests whatsoever, and all of such shares of capital stock are duly authorized, validly issued, fully-paid for and are nonassessable. Northern owns 49% of the membership interest of Northern Title free and clear of all liens, charges, encumbrances, pledges or security interests whatsoever, and such membership interest is duly authorized, validly issued, fully-paid and nonassessable. No Subsidiary of Northern has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security thereof. Northern Title shall be dissolved on or before January 31, 2006.

3.3 Authority; No Violation.

Northern has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved by the board of directors of Northern. The board of directors of Northern has directed that this Agreement be submitted to Northern’s stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Northern’s stockholders, no other corporate proceedings (except for regulatory approvals) on the part of Northern are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northern and (assuming due authorization, execution and delivery by First Place) constitutes a valid and binding obligation of Northern, enforceable against Northern in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally.

Neither the execution and delivery of this Agreement by Northern, nor the consummation by Northern of the transactions contemplated hereby, nor compliance by Northern with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation, Constitution or Bylaws of Northern or similar governing documents for any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northern or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Northern or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Northern or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect on Northern or materially impact the terms and conditions or transactions contemplated hereby.

3.4 Consents and Approvals. Except for (a) the filing of applications with the OTS, and approval or non-objection of such applications by the OTS; (b) the filing of an application with the Ohio Division of Financial Institutions (the “Division”) and approval of such application; (c) the filing with the OTS of a proxy statement/prospectus in definitive form relating to the Northern Stockholder Meeting to be held in connection with this Agreement and the Merger contemplated hereby (the “Proxy Statement”); (d) the adoption of this Agreement by the requisite vote of the stockholders of Northern, (e) the filing of the Certificate of Merger with the Ohio Secretary of State pursuant to the Ohio Code; and (f) such filings, authorizations or approvals as may be set forth in Schedule 3.4 of the Northern Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (1) the execution and delivery by Northern of this Agreement and (2) the consummation by Northern of the Merger and the other transactions contemplated hereby.

3.5 Reports. Northern and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (i) the Division, (ii) the OTS, (iii) any state regulatory authority (each a “State Regulator”), and (iv) any other self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies” and individually a “Regulatory Agency”), and all other material reports and statements required to be filed by them since December 31, 2002, including, without limitation, any material report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Division, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Northern and except as set forth in Schedule 3.5 of the Northern Disclosure Schedules, no Regulatory Agency has initiated any proceeding or, to Northern’s knowledge, investigation into the business or operations of Northern or any of its Subsidiaries since December 31, 2002. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Northern or any of its Subsidiaries, of which Northern has been notified.

3.6 Financial Statements. Northern has previously delivered to First Place copies of (a) the consolidated balance sheets of Northern and its consolidated Subsidiaries at December 31 for the fiscal years ended 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2004, 2003 and 2002, inclusive, as reported in Northern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the OTS), in each case accompanied by the audit report of Crowe Chizek and Company LLC, independent public accountants with respect to Northern, and (b) the unaudited consolidated balance sheets of Northern and its consolidated Subsidiaries as of September 30, 2005 and September 30, 2004 and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for the three and nine month periods then ended as reported in Northern’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 filed with the OTS. The September 30, 2005 consolidated balance sheet of Northern (including the related notes, where applicable) fairly presents the consolidated financial position of Northern and its consolidated Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 hereof (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.14 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and financial position of Northern and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.14 hereof will comply, in all material respects with applicable accounting requirements (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes) and with applicable published rules and regulations of the OTS and SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.14 hereof will be, prepared in accordance with generally accepted accounting principles (“GAAP”) (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes) consistently applied during the periods involved, except as indicated in the notes thereto. The fiscal year-end audits of Northern and its consolidated Subsidiaries have been concluded in accordance with generally accepted auditing standards of the United States of America. The books and records of Northern and its consolidated Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7 Broker’s Fees. Neither Northern nor any Subsidiary of Northern nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Northern has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of a letter agreement between Sandler and Northern concerning the Merger and the issuance of an opinion regarding the fairness, from a financial point of view, of the Aggregate Merger Consideration to Northern stockholders, a true, complete and correct copy of which has been previously delivered by Northern to First Place.

3.8 Absence of Certain Changes or Events.

Except as may be set forth in Schedule 3.8(a) of the Northern Disclosure Schedules or as disclosed in Northern’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 a true, complete and correct copy of which has previously been delivered to First Place), since December 31, 2004, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Northern.

Except as set forth in Schedule 3.8(b) of the Northern Disclosure Schedules, since September 30, 2005, Northern and its Subsidiaries each (i) has been operated in the ordinary course of business consistent with past practices and (ii) has not made any changes in its respective capital or corporate structures, nor any material change in its methods of business operations.

Except as set forth in Schedule 3.8(c) of the Northern Disclosure Schedules and to the extent permitted under Section 5.1(d)(i), since September 30, 2005, Northern has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2005 (which amounts have been previously disclosed to First Place), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, granted any Northern Options or other derivative security or paid any bonus or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iii) taken any of the actions set forth in Section 5.1 hereof. Since January 1, 2000, the Service Company has not had any employees. Northern has not employed any person to operate or otherwise provide services to Northern Title.

3.9 Legal Proceedings.

Except as set forth in Schedule 3.9(a) of the Northern Disclosure Schedules, neither Northern nor any of its Subsidiaries is a party to any, and there are no pending or, to Northern’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against Northern or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Northern.

There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Northern or any of its Subsidiaries or the assets of Northern or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect on Northern.

Except as set forth in Schedule 3.9(c) of the Northern Disclosure Schedules, (i) to Northern’s knowledge, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or threatened against any of the directors or officers of Northern or any of its Subsidiaries in their capacities as such, and (ii) no director or officer of Northern or any of its Subsidiaries currently is being indemnified or seeking to be indemnified by Northern or any of its Subsidiaries pursuant to applicable law or their governing documents.

3.10 Taxes.

(i) All Tax Returns for which the statute of limitations for assessment has not expired that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to Northern and the Service Company have been or will be timely filed on or before the Closing Date; (ii) all such Tax Returns are or will be true and complete in all material respects; (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be timely paid in full; (iv) the Tax Returns referred to in clause (i) for which the statute of limitations for assessment has not expired have not been examined by the IRS or the appropriate Tax authority; (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending; and (vii) neither Northern nor the Service Company has extended any statutes of limitation with respect to the assessment of any Taxes of Northern or the Service Company, other than extensions that have expired.

Northern has made available to First Place (i) true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by Northern and the Service Company for each of the three most recent fiscal years for which such returns have been filed; (ii) any audit report issued within the last three years relating to Taxes due from or with respect to Northern and the Service Company. Since January 1, 1999, no claim has been made by a taxing authority in a jurisdiction where Northern or the Service Company does not file Tax Returns that Northern or the Service Company is or may be subject to taxation by that jurisdiction.

Neither Northern nor the Service Company has liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Northern’s consolidated financial statements filed with the OTS prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Northern consolidated financial statements included in the most recent Northern Report filed with the OTS on or prior to the date hereof.

Schedule 3.10(d) of the Northern Disclosure Schedules list all combined, consolidated or unitary federal, state, local, or foreign returns filed by or with respect to Northern or the Service Company after January 1, 2004.

Except as set forth in Schedule 3.10(e) of the Northern Disclosure Schedules, neither Northern nor the Service Company is a party to any Tax allocation or sharing agreement or otherwise has any liability for the Taxes of any Person other than Northern or the Service Company. Any such Tax allocation or sharing agreement will be terminated on or before the Closing Date. No liability will be created for Northern or its successors after the Closing Date as a result of the application of Treasury Regulations section 1.1502-6. No liability will be created for Northern or its successors after the Closing Date to reimburse any Subsidiary Affiliates for any Taxes.

No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Northern or the Service Company.

Neither Northern nor the Service Company maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder. Neither Northern nor the Service Company has ever been, an “S corporation” within the meaning of Section 1361 of the Code.

Except as set forth on Schedule 3.10(h) of the Northern Disclosure Schedules, since January 1, 2003, neither Northern nor the Service Company has agreed to, or is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by Northern or the Service Company or proposed by any taxing authority, and no application is pending with any taxing authority requesting permission for any changes in accounting methods that related to business or operations of Northern or the Service Company.

Neither Northern nor the Service Company is required to make any disclosure to any taxing authority with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.

As of the date hereof, Northern has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Each of Northern and the Service Company has complied in all respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under applicable laws.

There are no liens or other encumbrances on any of the assets of Northern or the Service Company that arose in connection with any failure (or alleged failure) to pay Tax.

Except as set forth in Schedule 3.10(m) of the Northern Disclosure Schedules, which Schedule lists the amount and the expiration dates of consolidated net operating losses, net capital losses, net unrealized built-in losses, foreign tax credits, minimum tax credits, investment tax credits and other tax credits carryovers of the Northern Group allocable to Northern and each of its Subsidiaries, Northern Group does not have any net operating losses or other tax attributes that are currently subject to limitation under Section 382, 383 or 384 of the Code.

No liability will be created for Northern or its successors after the Closing Date as a result of the triggering into income or gain of deferred intercompany transactions or excess loss accounts as a result of the application of Treasury Regulations sections 1.1502-13 and 1.152-19 or related to items of income or gain arising with respect to any interest in a Subsidiary which is not a member of the Northern Group.

Neither Northern nor the Service Company has investment tax credits or overall foreign losses allocable to it subject to recapture.

Except as set forth in Schedule 3.10(p) of the Northern Disclosure Schedules, Each of Northern and the Service Company has made estimated Tax payments of federal and state income and franchise Taxes on the applicable estimated Tax payment dates at level sufficient not to cause Northern or the Service Company to be liable for any penalties attributable to underpayment of estimated Taxes, and Northern and the Service Company will continue to make timely estimated Tax payments at levels sufficient to not cause Northern or any successor to Northern to be liable for any such penalties

For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

For purposes of this Agreement, “Northern Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitation contained in Section 1504(b) of the Code that includes Northern and the Service Company Subsidiaries or any predecessor of or any successor to Northern (or to another such predecessor or successor).

For purposes of this Agreement, “Subsidiary Affiliates” shall mean any shareholders, directors, officers, or employees of any of Northern or the Service Company.

3.11 Employee Benefit Plan Matters.

Schedule 3.11(a) of the Northern Disclosure Schedules sets forth a true and complete list of each employee benefit plan, as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other employee benefit arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (collectively referred to as the “Plans”) by Northern, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with Northern would be deemed a “single employer” within the meaning of Section 4001 in ERISA, for the benefit of any employee or former employee of Northern, the Service Company or any ERISA Affiliate.

Northern has heretofore delivered to First Place true and complete copies of each of the Plans and related trust instruments and all amendments thereto, summary plan description of such plans as currently in effect, summaries of material modifications thereto, underlying insurance contracts and the other related documents thereto, including but not limited to (i) the actuarial report for any Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for any Plan, (iii) the most recent two (2) years’ annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) for any Plan, (iv) any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Plan for each of the last two years, and (v) for any Plan which for ERISA purposes is a “top-hat” plan, a copy of any top-hat filing with DOL.

Except as set forth in Schedule 3.11(c) of the Northern Disclosure Schedules, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Northern is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Northern, the Service Company or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Northern, the Service Company or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Northern, the Service Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Northern or a Northern ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Northern, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with

GAAP and Section 412 of the Code (as applicable), (viii) neither Northern, nor its Subsidiaries, nor any ERISA Affiliate has engaged in a merger in connection with which Northern, its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to Northern’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) except as set forth in Schedule 3.11(c), the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of Northern or any ERISA Affiliate to severance pay, termination pay or any other payment, or (2) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or office. No benefits of any kind or nature under any Plan have been or are currently provided by Northern or the Service Company to any person employed by Northern Title.

3.12 Regulatory Reports. Northern has previously made available to First Place an accurate and complete copy of each (a) final registration statement, prospectus, report (including Forms 10-K, Form 10-Q and Form 8-K), schedule and definitive proxy statement filed since September 30, 2002 by Northern with the OTS (the “Northern Reports”) and (b) communication mailed by Northern to its stockholders since September 30, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Northern has timely filed all Northern Reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to OTS regulation 12 CFR § 563d.1, and, as of their respective dates, all Northern Reports complied in all material respects with the published rules and regulations of the OTS with respect thereto.

3.13 Northern Information. The information provided by and relating to Northern and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and First Place’s Registration Statement on Form S-4 (the “S-4”), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information included in, or incorporated by reference in, the sections of the Proxy Statement and provided by Northern for inclusion in the S-4 will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

3.14 Ownership of First Place Common Stock. Except as set forth in Schedule 3.14 of the Northern Disclosure Schedules, none of Northern, its Subsidiaries or their respective directors, officers, or affiliates, (i) beneficially own, directly or indirectly, or (ii) are a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of First Place.

3.15 Compliance with Applicable Law. Each of Northern and its Subsidiaries: (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, policies, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Sarbanes-Oxley Act of

2002 and the related rules and regulations promulgated thereunder, the Equal Credit Opportunity Act of 1974 and the regulations promulgated thereunder, the Truth in Lending Act and Regulation Z promulgated thereunder, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Bank Secrecy Act, the PATRIOT Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices; (ii) hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under such licenses, franchises, permits and authorizations, under applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Northern or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Northern; and (iii) neither Northern nor its Subsidiaries knows of, nor has either received notice of, any material violations of any of the above since December 31, 2002.

3.16 Certain Contracts.

Except as set forth in Schedule 3.16(a) of the Northern Disclosure Schedules, neither Northern nor its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Place, Northern, the Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Northern Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Northern, (vi) with or to a labor union or guild (including any collective bargaining agreement), (vii) which would restrict, limit or prevent the legal and valid transfer of Northern’s 49% ownership of Northern Title, or (viii) any of the employee benefits (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a) hereof, whether or not set forth in Schedule 3.16(a) of the Northern Disclosure Schedules, is referred to herein as a “Northern Contract.” Northern has previously delivered to First Place true and correct copies of each Northern Contract.

Except as set forth in Schedule 3.16(b) of the Northern Disclosure Schedules, (i) each Northern Contract is valid and binding and in full force and effect, (ii) Northern and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Northern Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on

Northern, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Northern or any of its Subsidiaries under any such Northern Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Northern and (iv) no other party to such Northern Contract is, to Northern’s knowledge, in default in any material respect thereunder.

Schedule 3.16(c) sets forth all agreements of Northern providing for the lease of real property, including term of the lease, any option to extend such lease and any consent or notice required in connection with the Merger and the transactions contemplated hereby.

3.17 Agreements with Regulatory Agencies. Except as set forth in Schedule 3.17 of the Northern Disclosure Schedules, neither Northern nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 3.17 of the Northern Disclosure Schedules, a “Regulatory Agreement”), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Northern or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.18 Investment Securities. Schedule 3.18 of the Northern Disclosure Schedules sets forth the book and market value as of December 31, 2005 of the investment securities, mortgage-backed securities, securities held for investment and securities held to maturity, sale or trading of Northern. No securities of any kind or nature have been held or are currently held by Northern’s Subsidiaries since January 1, 2001. Schedule 3.18 of the Northern Disclosure Schedules sets forth an investment securities report that includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values. The totals presented in the securities report agree to the amounts carried in Northern’s general ledgers in accordance with GAAP. Except as disclosed in Schedule 3.18 of the Northern Disclosure Schedules, since December 31, 2005 to the date hereof, Northern has not incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Northern is not aware of any events which may be expected to result in any material adverse change in the quality or performance of the investment portfolio of Northern.

3.19 Intellectual Property. Except as set forth on Schedule 3.19 of the Northern Disclosure Schedules, Northern and each of its Subsidiaries owns (without lien or encumbrance of any kind) or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither Northern nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Northern and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Northern. Schedule 3.19 of the Northern Disclosure Schedules lists (i) all patents, registered copyrights, trade names, servicemarks, trademarks of Northern and its Subsidiaries that are owned by Northern or its Subsidiaries; and (ii) all material patents, registered copyrights, trade names, servicemarks, trademarks of Northern and its Subsidiaries which are licensed.

3.20 Undisclosed Liabilities. Except (a) as set forth in Schedule 3.20 of the Northern Disclosure Schedules, (b) for those liabilities that are fully reflected or reserved against on the balance sheet of Northern included in its Form 10-Q for the period ended September 30, 2005 and (c) for liabilities incurred in the ordinary course of business since September 30, 2005 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Northern, neither Northern nor its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

3.21 State Takeover Laws. There are no antitakeover provisions in the Northern Articles of Incorporation, Constitution and Bylaws, Ohio Code or the laws, rules, regulations under the state or federal law that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein or therein.

3.22 Administration of Fiduciary Accounts. Since December 31, 2002, Northern and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Since December 31, 2002, none of Northern, its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Northern, and the books and records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.23 Environmental Matters. Except as set forth in Schedule 3.23 of the Northern Disclosure Schedules:

Each of Northern, any prior Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace (“Environmental Laws”), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Northern;

Since January 1, 1998, there is no suit, claim, action or proceeding, pending or, to Northern’s knowledge, threatened, before any Governmental Entity or other forum in which Northern, any of its prior Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by Northern or any of its current or prior Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect on Northern;

During the period of (x) Northern’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (y) Northern’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Northern’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to Northern’s knowledge, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Northern. To Northern’s knowledge, prior to the period of (x) Northern’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (y) Northern’s or any of its prior Subsidiaries’ participation in the management of any Participation Facility, or (z) Northern’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Northern;

Except as set forth in Schedule 3.23(d) of the Northern Disclosure Schedules, neither Northern nor its Subsidiaries has received any Phase I or Phase II environmental surveys on any properties owned or leased by Northern, including but not limited to other real estate owned (“OREO”) properties; and

The following definitions apply for purposes of this Section 3.23 hereof: (x) “Loan Property” means any property in which Northern holds a security interest or otherwise owns or any of its Subsidiaries or prior Subsidiaries held a security interest or owned; and (y) “Participation Facility” means any facility in which Northern participates in management or any of its Subsidiaries participates in the management.

3.24 Derivative Transactions. Except as set forth in Schedule 3.24 of the Northern Disclosure Schedules, neither Northern nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Northern or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

3.25 Opinion. Northern has received a written opinion, dated the date hereof, from Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Aggregate Merger Consideration is fair to Northern’s stockholders from a financial point of view.

3.26 Assistance Agreements. Neither Northern nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Northern or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

3.27 Approvals. As of the date of this Agreement, Northern knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained without the imposition of a Burdensome Condition (as defined in Section 7.1(g) hereof).

3.28 Loan Portfolio.

In Northern’s reasonable judgment, the allowance for loan losses reflected in Northern’s audited statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in Northern’s Reports for periods ending after December 31, 2004 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested Northern to increase the allowance for loan losses for such periods. Northern’s allowance for loan losses is, and shall be as of the Effective Time (including any modification as required by Section 6.9 hereof), in compliance with standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

As of September 30, 2005, except as set forth in Schedule 3.28 of the Northern Disclosure Schedules, neither Northern nor its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loans with any director, executive officer or 10% stockholder of Northern, or to Northern’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 3.28 of the Northern Disclosure Schedules sets forth (i) all of the Loans of Northern or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “OREO” acquired by foreclosure or deed in lieu thereof, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the Loan by number; and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Northern or any of its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Northern shall promptly inform First Place in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after September 30, 2005.

Each Loan reflected as an asset in the Northern Reports (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Northern.

3.29 Mortgage Banking Business.

Warehouse Lines of Credit. Northern does not maintain any warehouse lines of credit.

Compliance. Northern has not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure, (ii) any title insurance policy, (iii) any hazard insurance policy, (iv) any flood insurance policy, (v) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Regulatory Agency, Investor or Insurer, (vi) any surety or guaranty agreement or (ix) the rights of Northern under any Loan Servicing Agreement or loan purchase commitment. No Regulatory Agency or investor in Northern Loans or insurer has (i) notified Northern, or to Northern’s knowledge, claimed that Northern has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by Northern to an investor or (ii) imposed restrictions on the activities (including commitment authority) of Northern. Northern has not and currently does not originate any FHA or VA Loans.

Loan Files. The loan documents relating to each Loan maintained in the loan files of Northern were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on Northern. The loan files maintained by Northern contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on Northern. Except as set forth in the loan documents relating to a Loan maintained in the loan files of Northern, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on Northern. Except as set forth in the loan documents maintained in the loan files by Northern, to Northern’s knowledge no mortgagor has been released from such mortgagor’s obligations with respect to the applicable Loan.

No Recourse. Except as set forth in Schedule 3.29(d) of the Northern Disclosure Schedules, Northern is not subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events.

Escrow Account. All escrow accounts have been maintained by Northern and, to Northern’s knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of governmental authorities. Northern has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in Northern’s name or the investor’s name by Northern.

ARM Adjustments. With respect to each Loan for which the interest rate is not fixed for the entire term of the Loan, Northern has, since the date it originated such Loan: (i) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (ii) properly and accurately adjusted the monthly payment on each payment adjustment date, (iii) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (iv) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on Northern.

Pools. Each Loan included in a pool of Loans originated or acquired by Northern (a “Pool”) meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. To Northern’s knowledge, no Pools have been improperly certified. The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. Neither the execution, delivery or performance of this Agreement by Northern nor the consummation by Northern of the transactions contemplated hereby will require any Pool to be recertified.

Mortgage Insurance. Each Loan which is indicated in the related loan file to be insured by private mortgage insurance, Northern has complied with or been granted waivers from applicable provisions of the insurance or guarantee contract and applicable laws and regulations, except where such failure to comply or to receive waivers, either individually or in the aggregate, would not have a Material Adverse Effect on Northern, the insurance or guarantee is in full force and effect with respect to each such Loan, and to Northern’s knowledge, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

3.30 Properties. Except as set forth on Schedule 3.30 of the Northern Disclosure Schedules, all real and personal property owned by Northern or any of its Subsidiaries or presently used by it in their businesses is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Northern and its Subsidiaries have good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Northern as of September 30, 2005 included in Northern’s Reports or acquired after such date, other than properties sold by Northern in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of Northern as of September 30, 2005 detailed and included in Northern’s Reports. All real and personal property which is material to Northern or any of its Subsidiaries’ businesses and leased or licensed by Northern or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.31 Labor and Employment Matters. Except as set forth in Schedule 3.31 of the Northern Disclosure Schedules, neither Northern nor any of its Subsidiaries is or has it ever been a party to, or is or has it ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Northern the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of Northern or any of its Subsidiaries aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving Northern or its Subsidiaries pending or threatened. Except as set forth in Schedule 3.31 of the Northern Disclosure Schedules, Northern and its Subsidiaries are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws. As of the date hereof, Northern is in compliance with the recordation of applicant tracking data pursuant to an affirmative action plan in accordance with Executive Order 11246 and the OFCCP regulations.

3.32 Termination Benefits. Schedule 3.32 of the Northern Disclosure Schedules contains a complete and accurate schedule showing as of the date of this Agreement the monetary amounts payable (or a formula for any such monetary payment if the amount cannot be calculated as of the date hereof) as a result of entering into this Agreement or otherwise completing the transactions contemplated hereby, subject to a determination of the market value, and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. If a formula is provided by Northern on Schedule 3.32 of the Northern Disclosure Schedules on the date hereof, then the actual amounts payable to Named Individuals as a result of entering into this Agreement or otherwise completing the transactions contemplated hereby shall be updated by Northern and provided on the Closing Date. For purposes hereof, “Specified Compensation and Benefit Programs” shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan, amounts payable for unused vacation time or COBRA. For purposes hereof, “Named Individual” shall include each non-employee director of Northern or, if applicable, its Subsidiaries and any officer or employee of Northern or, if applicable, its Subsidiaries.

3.33 Deposits. Except as set forth in Schedule 3.33 of the Northern Disclosure Schedules, none of the deposits of Northern is a “brokered” deposit.

3.34 Required Vote; Antitakeover Provisions Inapplicable. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Northern is necessary to approve this Agreement and the Merger on behalf of Northern. No other vote of the stockholders of Northern or any Subsidiary is required by law, Northern’s Articles of Incorporation, Constitution or Bylaws or otherwise to approve this Agreement and the Merger. Northern and its Subsidiaries have taken all actions required to exempt First Place and this Agreement from any provisions of an antitakeover nature in their Articles of Incorporation, Constitution and Bylaws and any other governing documents and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. Northern does not have in place any “poison pill” or other type of shareholder rights plans, agreement or arrangement.

3.35 Transactions With Affiliates. All “covered transactions” between Northern and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

3.36 Insurance. Except as set forth in Schedule 3.36 of the Northern Disclosure Schedules, Northern and its Subsidiaries are presently insured, and since December 31, 2002, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Northern and its Subsidiaries are in full force and effect, Northern and/or its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

3.37 Indemnification. Except as set forth in Schedule 3.37(a) of the Northern Disclosure Schedules and except as provided in Northern’s employment agreements, its indemnification agreement with Sandler, or the Articles of Incorporation, Constitution and Bylaws of Northern, Northern is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Northern (a “Covered Person”), and, except as set forth in Schedule 3.37(b) of the Northern Disclosure Schedules, to Northern’s knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Articles of Incorporation, Constitution and Bylaws of Northern, under the governing documents of any of Northern’s Subsidiaries, applicable law, regulation or any indemnification agreement.

3.38 Voting Agreements. The Northern directors and officers set forth in Schedule 3.38 of the Northern Disclosure Schedules, have entered into a voting agreement (“Voting Agreement”), the form of which is attached as Annex A, hereto.

3.39 CRA Rating. Northern and each of its Subsidiaries was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Northern has not received notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

3.40 Disclosure. The representations and warranties contained in this Article III hereof do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III hereof not misleading. There is no fact known to Northern that has not been disclosed herein or in any other agreement, document or written statement furnished by Northern to First Place or its counsel, accountants or other service professional in connection with the transactions contemplated hereby, which has or is reasonably likely to have a Material Adverse Effect on the Merger or the transactions contemplated by this Agreement.

REPRESENTATIONS AND WARRANTIES OF FIRST PLACE

Prior to the date hereof, First Place has delivered to Northern a schedule setting forth, among other things, items, the disclosure of which, is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV hereof or to one or more of its covenants contained in Article V hereof or additional agreements in Article VI hereof (“First Place Disclosure Schedules”). First Place represents and warrants to Northern that each of the following representations and warranties in this Article IV of this Agreement, which include and incorporate the exceptions set forth on the First Place Disclosure Schedules, are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly are made as of specific date and time (in which case such representations and warranties will be true and correct as of such date and time):

4.1 Corporate Organization.

First Place is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. First Place is duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and Bylaws of First Place, copies of which have previously been made available to Northern, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

The Bank is a federal savings association that is duly organized and validly existing under the laws of the United States of America and the rules and regulations of the OTS. The Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of the Bank are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. Each of First Place’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. The governing documents of each Subsidiary of First Place, copies of which have previously been made available to Northern, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

The minute books of First Place and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since September 30, 2002 of their respective stockholders and boards of directors (including committees of their respective boards of directors). First Place has made available to Northern all minutes of the board of directors of First Place and Bank since September 30, 2002.

4.2 Capitalization.

As of the date of this Agreement, the authorized capital stock of First Place consists of 33,000,000 shares of First Place Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share (“First Place Preferred Stock”). As of the date of this Agreement, there were 15,095,954 shares of First Place Common Stock and no shares of First Place Preferred Stock issued and outstanding, and 3,018,719 shares of First Place Common Stock held in First Place’s treasury. As of the date of this Agreement, no shares of First Place Common Stock or First Place Preferred Stock were reserved for issuance, except that 719,419 shares of First Place Common Stock were reserved for issuance upon the exercise of stock options granted pursuant to First Place Financial Corp. 1999 Incentive Plan and the First Place Financial Corp. 2004 Incentive Plan (the “First Place Stock Plans”). All of the issued and outstanding shares of First Place Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options set forth above and as set forth on Schedule 4.2(a), First Place does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First Place Common Stock or First Place Preferred Stock or any other equity securities of First Place or any securities representing the right to purchase or otherwise receive any shares of First Place Common Stock or First Place Preferred Stock. The shares of First Place Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

Schedule 4.2(b) of the First Place Disclosure Schedules sets forth a true and correct list of all of First Place Subsidiaries as of the date of this Agreement. Except as set forth in Schedule 4.2(b) of the First Place Disclosure Schedules, First Place owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of First Place, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of First Place has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of First Place calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

First Place has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of First Place. Except for board appointment of the Northern Designee and action to be taken to complete the Subsidiary Merger, no other corporate proceedings on the part of First Place are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Place and (assuming due authorization, execution and delivery by Northern) constitutes a valid and binding obligation of First Place, enforceable against First Place in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally.

The Bank has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of the Bank and approved by the sole stockholder of the Bank. No other corporate proceedings on the part of the Bank will be necessary to approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and will (assuming due authorization, execution and delivery by the other Parties hereto) constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally.

Except as set forth in Schedule 4.3(c) of the First Place Disclosure Schedules, neither the execution and delivery of this Agreement by First Place or any of its Subsidiaries, nor the consummation by First Place or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by First Place or any of its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of First Place, or the Certificate of Incorporation or Bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Place or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First Place or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Place or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect on First Place or its Subsidiaries or the terms and conditions or transactions contemplated hereby.

4.4 Consents and Approvals. Except for (a) the filing of applications with the OTS and approval or non-objection of such applications by the OTS, (b) approvals by the Division, (c) the filing with the SEC of the S-4 and its effectiveness, (d) the filing of the Articles of Combination with the OTS, (e) the approval of this Agreement by the stockholder of the Bank, (f) the approval by the Nasdaq Stock Market of the listing of the additional shares of First Place Common Stock on the Nasdaq National Market to be issued pursuant to Article II hereof, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Place Common Stock pursuant to this Agreement, and (h) such filings, authorizations or approvals as may be set forth in Schedule 4.4 of the First Place Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by First Place of this Agreement and (2) the consummation by First Place of the Merger and the other transactions contemplated hereby.

4.5 Reports. First Place and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 2002 with any Regulatory Agency, and all other material reports and statements required to be filed by them since September 30, 2002, including, without limitation, any material report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of First Place and its Subsidiaries, and, except as set forth in Schedule 4.5 of the First Place Disclosure Schedules, no Regulatory Agency has initiated any proceeding or, to First Place’s knowledge, investigation into the business or operations of First Place or any of its Subsidiaries since September 30, 2002. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of First Place or any of its Subsidiaries, which has been communicated to First Place or any of its Subsidiaries.

4.6 Financial Statements. First Place has previously delivered to Northern copies of (i) the consolidated balance sheets of First Place and its Subsidiaries at June 30 for the fiscal years ended 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for First Place for the fiscal years ended June 30, 2003 through 2005, in each case accompanied by the audit report of Crowe Chizek and Company LLC, independent public accountants with respect to First Place and its Subsidiaries, and (ii) the unaudited consolidated balance sheet of First Place and its Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three month periods then ended as reported in First Place’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 and September 30, 2004 and filed with the SEC under the Exchange Act. The September 30, 2005 consolidated balance sheet of First Place (including the related notes, where applicable) fairly presents the consolidated financial position of First Place and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 hereof (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.14 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of First Place and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.14 hereof will comply, in all material respects with applicable accounting requirements and with published rules and regulations with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.14 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The fiscal year-end audits of First Place and its Subsidiaries have been concluded in accordance with GAAP. The books and records of First Place and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees. Neither First Place nor any Subsidiary of First Place, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that First Place has engaged, and will pay a fee or commission to, Keefe, Bruyette and Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement between KBW and First Place.

4.8 Absence of Certain Changes or Events.

Except as may be set forth in Schedule 4.8(a) of the First Place Disclosure Schedules, or as disclosed in First Place’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (a true, complete and correct copy of which has previously been delivered to Northern), since September 30, 2005, (i) neither First Place nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on First Place.

Except as set forth in Schedule 4.8(b) of the First Place Disclosure Schedules, since September 30, 2005, First Place and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices. Between September 30, 2005 and December 31, 2005, First Place and its Subsidiaries has not made any material changes in their respective capital or corporate structures, nor any material change in their respective methods of business operation.

4.9 Legal Proceedings.

Except as set forth in Schedule 4.9(a) of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is a party to any and there are no pending or to First Place’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Place or any of its Subsidiaries challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on First Place.

There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Place, any of its Subsidiaries or the assets of First Place or any of its Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect on First Place.

Except as set forth in Schedule 4.9(c) of the First Place Disclosure Schedules, (i) to First Place’s knowledge, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or threatened against any of the directors or officers of First Place or its Subsidiaries in their capacities as such, and (ii) no director or officer of First Place or its Subsidiaries currently is being indemnified or seeking to be indemnified by First Place or its Subsidiaries pursuant to applicable law or the Certification of Incorporation, charter, bylaws or other similar governing documents.

4.10 Taxes. Except as set forth in Schedule 4.10 of the First Place Disclosure Schedules, each of First Place and its Subsidiaries has since July 1, 2002 (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of First Place (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either First Place or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Schedule 4.10 of the First Place Disclosure Schedules, since July 1, 2002, neither First Place nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Except as set forth on Schedule 4.10 of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and since January 1, 2001 neither First Place nor any of its Subsidiaries has received any notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Except as set forth in Schedule 4.10 of the First Place Disclosure Schedules, since January 1, 2001 no claim has been made by a tax authority in a jurisdiction where First Place or any of its Subsidiaries does not file a tax return that First Place or any of its Subsidiaries is or may be subject to taxation in the jurisdiction.

4.11 Employee Benefit Plan Matters. Schedule 4.11(a) of the First Place Disclosure Schedules sets forth a true and complete list of each employee benefit plan, as the term is defined in Section 3 of ERISA, and other employee benefit arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (collectively referred to as the “First Place Plans”) by First Place or any of its ERISA Affiliates, all of which together with First Place would be deemed a “single employer” within the meaning of Section 4001 in ERISA, for the benefit of any employee or former employee of First Place or any ERISA Affiliate. Except as set forth in Schedule 4.11(b) of the First Place Disclosure Schedules, (i) each of the First Place Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of First Place Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and First Place is not aware of any circumstances that are reasonably expected to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each First Place Plan which is subject to Title

IV of ERISA, the present value of accrued benefits under such First Place Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First Place Plan’s actuary with respect to such First Place Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such First Place Plan allocable to such accrued benefits, (iv) no First Place Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of First Place or any of its ERISA Affiliates beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of First Place or its ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by First Place or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to First Place or a First Place ERISA Affiliate of incurring a material liability thereunder, (vi) no First Place Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by First Place or its ERISA Affiliates as of the Effective Time with respect to each First Place Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code (if applicable), (viii) neither First Place nor any ERISA Affiliate has engaged in a merger in connection with which First Place or any ERISA Affiliate could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to First Place’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the First Place Plans or any trusts related thereto.

4.12 SEC Reports. First Place has previously made available to Northern an accurate and complete copy of each (a) final registration statement, prospectus, report (including Forms 10-K, Form 10-Q and Form 8-K), schedule and definitive proxy statement filed since June 30, 2003 by First Place with the SEC pursuant to the Securities Act or the Exchange Act (the “First Place Reports”) and (b) communication mailed by First Place to its stockholders since June 30, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. First Place has timely filed all First Place Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all First Place Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.13 First Place Information. The information relating to First Place and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4 (except for such portions thereof that relate only to Northern as represented in Section 3.13 hereof), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to Northern as represented in Section 3.13 hereof) will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

4.14 Ownership of Northern Common Stock. Except as set forth on Schedule 4.14 of the First Place Disclosure Schedules, none of First Place or any of its Subsidiaries, (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Northern.

4.15 Compliance with Applicable Law. First Place and each of its Subsidiaries: (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, policies, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, the Equal Credit Opportunity Act of 1974 and the regulations promulgated thereunder, the Truth in Lending Act and Regulation Z promulgated thereunder, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Bank Secrecy Act, the PATRIOT Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; (ii) holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under any such licenses, franchises, permits and authorizations under applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Place or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on First Place; and (iii) neither First Place nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above since December 31, 2000.

4.16 Certain Contracts. Each contract, arrangement, commitment or understanding of First Place or any of its Subsidiaries (a) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, or (b) which is not terminable on 60 days or less notice involving the payment of more than $250,000 per annum, is referred to herein as a “First Place Contract.” Except as set forth in Schedule 4.16 of the First Place Disclosure Schedules, (i) each First Place Contract is valid and binding and in full force and effect, (ii) First Place or its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each First Place Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on First Place, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of First Place or any of its Subsidiaries under any such First Place Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on First Place, and (iv) no other party to such First Place Contract is, to the knowledge of First Place, in default in any material respect thereunder.

4.17 Agreements with Regulatory Agencies. Except as set forth in Schedule 4.17 of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Schedule 4.17 of First Place Disclosure Schedules, a “First Place Regulatory

Agreement”), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has First Place or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.18 Undisclosed Liabilities. Except (a) as set forth in Schedule 4.18 of the First Place Disclosure Schedules, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of First Place included in its Form 10-Q (including, but not limited to any footnotes contained therein) for the period ended September 30, 2005 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on First Place, neither First Place nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

4.19 Assistance Agreements. Neither First Place nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which First Place or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

4.20 Approvals. As of the date of this Agreement, First Place knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained without the imposition of a Burdensome Condition (as defined in Section 7.1(g) hereof).

4.21 Loan Portfolio.

Except as set forth in Schedule 4.21 of the First Place Disclosure Schedules, in First Place’s reasonable judgment, the allowance for loan losses reflected in First Place’s audited statement of financial condition at June 30, 2005 was, and the allowance for loan losses shown on the balance sheets in First Place’s filings with the SEC for periods ending after June 30, 2005 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested First Place to increase the allowance for loan losses for such periods. The Bank’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

As of September 30, 2005, except as set forth in Schedule 4.21 of the First Place Disclosure Schedules, First Place is not a party to any written or oral (i) Loans under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loans with any director, executive officer or 10% stockholder of First Place, or to First Place’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 4.21 of the First Place Disclosure Schedules sets forth (i) all of the Loans of First Place or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special

Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “OREO” acquired by foreclosure or deed in lieu thereof, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the Loan by number; and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of First Place that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. First Place shall promptly inform Northern in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after September 30, 2005.

Each loan reflected as an asset in First Place’s filings with the SEC (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Place.

4.22 Properties. All real and personal property owned by First Place and its Subsidiaries or presently used by it in their business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. First Place and its Subsidiaries have good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of First Place as of September 30, 2005 included in First Place’s Reports or acquired after such date, other than properties sold by First Place in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of First Place as of September 30, 2005 included in First Place’s Reports. All real and personal property which is material to First Place’s or its Subsidiaries’ businesses and leased or licensed by First Place or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

4.23 Labor and Employment Matters. Except as set forth in Schedule 4.23 of the First Place Disclosure Schedules, neither First Place nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is First Place or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of First Place aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving First Place or its Subsidiaries pending or threatened. First Place and its Subsidiaries are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws.

4.24 Intellectual Property. First Place and each of its Subsidiaries owns or possesses the rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither First Place nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. First Place and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on First Place.

4.25 Administration of Fiduciary Accounts. Since December 31, 2002, First Place and its Subsidiaries have properly administered in all material respects all accounts for which they act as a fiduciary, including but not limited to accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation. Since December 31, 2002, none of First Place, any of its Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on First Place.

4.26 Required Vote. No vote of the stockholders of First Place is required by law, First Place’s Certificate of Incorporation and Bylaws or otherwise to approve this Agreement and the Merger.

Transactions With Affiliates. All “covered transactions” between First Place and its Subsidiaries and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

4.27 Insurance. First Place and its Subsidiaries are presently insured, and since June 30, 2002, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by First Place and its Subsidiaries are in full force and effect, First Place and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

4.29 Off-Balance Sheet Commitments. As of September 30, 2005, First Place has no off-balance sheet commitments other than as reported on the OTS Thrift Financial Report filed with the OTS.

4.30 CRA Rating. Each of the Subsidiaries or affiliates of First Place that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither First Place nor its Subsidiaries have received notice of and has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

4.31 Disclosure. The representations and warranties contained in this Article IV hereof do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV hereof not misleading.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Forbearances of Northern. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as expressly set forth on a schedule under this Article V (“Previously Disclosed”), without the prior written consent of First Place, Northern will not, and will cause each of its Subsidiaries not to:

Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and First Place the goodwill of the customers of Northern and its Subsidiaries and others with whom business relations exist.

Capital Stock. Other than pursuant to the Northern Options that are exercisable and are either qualified under Section 422 of the Code or will expire prior to the Effective Time which are set forth on Schedule 2.8 of the Northern Disclosure Schedules and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of any equity or debt securities or any rights or (ii) permit any additional shares of equity securities to become subject to grants of employee, director or consultant stock options or other rights.

Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Northern Common Stock, other than normal quarterly dividends in the amount of no more than $.15 per share of Northern Common Stock to be declared with record dates, within 7 days of each of March 20, 2006, June 20, 2006 and September 20, 2006 and paid to holders of Northern Common Stock on or about the last business day of the respective quarter, provided Northern has the current earnings to pay any such dividend and as of the record date the Effective Time has not occurred or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or (iii) declare any special dividend. Prior to any normal dividend as described in (i) above, Northern will consult with First Place on the timing of the declaration, record dates, and payable dates of any such dividend to be paid prior to the Effective Time.

Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Northern or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except: (i) for renewals of employment or severance agreements in existence as of the date hereof or normal individual increases in compensation or employee benefits to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in (1) an individual annual adjustment of more than 4.5% or (2) an annual adjustment on an aggregate basis of more than 3.5%; (ii) for other changes that are required by applicable law; (iii) bonus payments to employees at such time during the year and in such amounts that are consistent with past practice of Northern and such bonus payments to employees in the aggregate do not exceed $50,000; and (iv) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 5.1(d) of the Northern Disclosure Schedules.

Hiring. Hire any person as an employee of Northern or its Subsidiaries or promote any employee, except: (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.1(e) of the Northern Disclosure Schedules; and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Northern or its Subsidiaries, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000. The vacancies in the positions set forth on Schedule 5.1(e) that Northern intends to fill after the date hereof shall be done with the prior advice, consultation and consent of First Place, which consent shall not be unreasonably withheld.

Benefit Plans. Other than making contributions to the Northern 401(k) plan not to exceed $175,000 in the aggregate for the 2005 calendar year, enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.1(f) of the Northern Disclosure Schedules), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Northern or its Subsidiaries or take any action, other than contemplated by this Agreement, to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, including investment securities, loans and OREO, unless such transaction done in the ordinary course of business consistent with past practice and in a transaction or transactions that, together with all other such transactions, is not material to Northern, except as may be necessary for Northern to comply with Section 7.2(e).

Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts exceeding $10,000.

Governing Documents. Amend its Articles of Incorporation, Constitution or Bylaws or similar governing documents of any of its Subsidiaries, except as may be necessary to comply with Section 7.2(e).

Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP, except as contemplated in Section 6.9 hereof.

Contracts. Enter into, renew, terminate, permit automatic renewal (except to the extent notice of non-renewal was required to be delivered prior to the date hereof and is set forth on Schedule 5.1(l)), amendment to or modification of any agreement for services to be provided to Northern or its Subsidiaries or any other contract that exceeds $10,000 in value.

Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Northern or any of its Subsidiaries is currently a party or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Northern or any of its Subsidiaries of an amount which exceeds $10,000 and/or would impose any material restriction on the business of Northern or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Northern or otherwise have a Material Adverse Effect on Northern.

Banking Operations. Enter into any new material line of business; implement, adopt or otherwise change its lending, investment, underwriting, risk (including interest rate risk policies, procedures and practices) and asset liability management and other material banking and operating policies or other Policies and Practices (as defined in Section 6.9), except as required by applicable law, regulation or policies imposed by any Governmental Entity; or file any application or make any contract with respect to branching or site location or branching or site relocation. Fail to follow its existing policies and practices with respect to managing their exposure to interest rate risk or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

Derivatives Contracts. Enter into any structured transactions, securities, arbitrage or hedging activity, including use of derivatives.

Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within one year, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment (other than federal funds or United States Government securities or United States Government agency securities in the ordinary course of business) in each case with a term of one (1) year or less, which amount shall not individually or in the aggregate exceed $1,000,000.

Loans. Except as set forth the Loan set forth on Schedule 5.1(r) which Northern has underwritten in accordance with its underwriting policies as of the date hereof, make, purchase, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business, provided that any commercial business loan, multi-family residential loan with a principal balance in excess of $500,000 (whether individually or in the aggregate), commercial real estate loan with a principal balance in excess of $500,000 (whether individually or in the aggregate), single family owner occupied loan with a principal balance in excess of $417,000 (whether individually or in the aggregate) or any other loan with a principal balance in excess of $50,000 (whether individually or in the aggregate) cannot be originated, purchased, renewed or modified without

First Place’s prior written consent which shall be deemed given if a written objection thereto is not received within two business days after delivery of written notice thereof. Purchase or commit to purchase any bulk loan portfolio. Originate, purchase or otherwise acquire any loans in excess of $150,000 from any correspondent relationship. Authorize the use of any pricing schedule for Loans (including, without limitation the Loan set forth on Schedule 5.1(r)) without the prior review and approval of First Place.

Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice). Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be a violation of applicable law or otherwise materially reduce the value of the property.

Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII hereof not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

Board Membership and Officers. Except as contemplated by Section 5.1(e), elect or appoint (i) any person to the board of directors of Northern who is not a director serving on the Northern board of directors as of the date hereof, or (ii) any person to serve as an officer of Northern who is not already serving in such position as of the date of this Agreement, or (iii) any existing officer or director of Northern to serve in a different capacity or position than such person holds as of the date of this Agreement.

Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

Northern Advertising. Materially reduce, diminish or otherwise materially adversely affect the existing level, quality and frequency of advertising, commercials and/or other promotional campaigns for Northern or any Subsidiary.

Broad Communications. Issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation in connection with or following the Merger), except for (i) written or oral communications in the ordinary course of business that do not relate in any manner to the Merger or (ii) written or oral communications about the Merger consistent with information publicly available through approved press releases (as provided herein) or through SEC or OTS regulatory filings.

No New Subsidiaries. Establish, acquire or otherwise create any new entity or otherwise enter into any joint venture or other association. Change, alter or modify the business or operations of any existing Subsidiaries, except as contemplated by Section 7.2(e).

Tax Related Provisions. Make any elections, or change current elections, with respect to Taxes affecting Northern without prior written consent of First Place, which consent shall not be unreasonably withheld.

Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.2 Forbearances of First Place. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Northern, First Place will not, and will cause each of its Subsidiaries not to:

Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or its reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, except as may be required by applicable law or regulation, (y) any of the conditions to the Merger that are set forth in Article VII hereof not being materially satisfied, except as may be required by applicable law or regulation, (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (aa) acquire any entity whereby the consideration paid by First Place would cause First Place’s regulatory capital ratios to fall below “well capitalized” upon completion of any such acquisition, or (bb) enter into a transaction providing for the disposition of substantially all of the assets of First Place.

Dividends; Etc. As to First Place only, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions to its stockholders.

Governing Documents. Amend First Place’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Northern Common Stock.

ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Party hereto to that end. First Place agrees to advise Northern, promptly of the receipt of the last Requisite Regulatory Approval (as defined below).

6.2 Stockholder Approval. Northern agrees to take, in accordance with applicable law and its Articles of Incorporation, Constitution and Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement, the Bank Merger Agreement and any other matters required to be approved by Northern’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Northern Stockholder Meeting”). Except with the prior approval of First Place, no other matters shall be submitted for the approval of Northern stockholders at the Northern Stockholders Meeting. The Northern board of directors shall at all times from the date hereof through the Closing Date accurately convey, whether in writing or orally, to its stockholders or any third party the recommendation of the Northern board of directors of its approval of the Merger, this Agreement and the transactions contemplated thereby and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Northern board of directors from withholding, withdrawing, amending or modifying its recommendation if the Northern board or directors determines, after consultation with its outside counsel and financial advisors, that such action is legally required in order for the directors to comply with their fiduciary duties to the Northern stockholders under applicable law; provided, further, that Section 6.8 hereof shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.3 Registration Statement.

First Place agrees to prepare an S-4 or other applicable registration statement to be filed by First Place with the SEC in connection with the issuance of First Place Common Stock in the Merger (including the Proxy Statement and other proxy solicitation materials of Northern constituting a part thereof and all related documents). Northern shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Northern, and its legal, financial and accounting advisors, shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the S-4 prior to its filing. Northern agrees to cooperate with First Place and First Place’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4 and the Proxy Statement. Provided that Northern has cooperated as described above, First Place agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable and, with the assistance of Northern, respond to any SEC comments. Each of Northern and First Place agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. First Place also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the S-4 is declared effective under the Securities Act, Northern shall promptly mail at its expense the Proxy Statement to all of its stockholders and agrees to use a professional proxy solicitor to assist with obtaining the vote of its stockholders to approve the Merger and the Agreement.

Each of Northern and First Place agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Northern Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Northern and First Place further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the S-4 or the Proxy Statement.

First Place agrees to advise Northern, promptly after First Place receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Place Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent First Place is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

6.4 Regulatory Filings.

Each of First Place, the Bank and Northern shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the Merger and the other transactions contemplated hereby; and any initial filings with Governmental Entities shall be made by First Place as soon as reasonably practicable after the execution hereof. Each of First Place and Northern shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger.

Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Entity.

6.5 Press Releases. Northern and First Place shall consult with each other before issuing any press release or filing any Form 8-K with respect to the Merger or this Agreement and neither Northern nor First Place shall issue any press release or file any Form 8-K with respect to the Merger or this Agreement or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Northern or First Place may, without the prior consent of the other party (but after consultation with such party, to the extent practicable under the circumstances), issue such press release, file such Form 8-K or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. First Place and Northern will issue a joint press release with respect to the Merger or this Agreement as soon as practicable after this Agreement is fully executed. Northern and First Place shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.6 Access; Information.

Northern agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford First Place and First Place’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Northern and to such other information relating to Northern as First Place may reasonably request and, during such period, it shall furnish promptly to First Place all information concerning the business, properties and personnel of Northern as First Place may reasonably request, subject to applicable law.

First Place agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Northern and its authorized representatives access (during normal business hours) to First Place’s personnel, books and records as Northern may reasonably request.

Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.6 hereof (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 hereof (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Merger.

6.7 Affiliates. Northern shall use its reasonable best efforts to identify those persons who may be deemed to be Northern Affiliates and to cause each person so identified to deliver to First Place as soon as practicable, and in any event 10 days prior to the date of the Northern Stockholders Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of First Place Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.8 Acquisition Proposals. Northern agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Northern, or any purchase of all or substantially all of the assets of Northern or more than 10% of the outstanding equity securities of Northern (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Northern further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Northern or the Northern board of directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Northern board of directors receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) voting to recommend such an Acquisition Proposal to the stockholders of Northern, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Northern board of directors determines in good faith following consultation with its outside legal counsel and financial advisors that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Northern board of directors determines in good faith following consultation with its outside legal counsel and financial advisors that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Northern’s stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the Northern board of directors in compliance with this Section 6.8 hereof, and upon board approval of the Acquisition Proposal and meeting the requirements set forth in clauses (A), (B), (C) and (D) of the preceding sentence is herein referred to as a “Superior Proposal.” Northern agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Northern agrees that it will promptly notify (which notification shall not more than 24 hours after the earlier of actual knowledge or receipt of such inquiry, proposal, offer or request) First Place if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Northern or any of its representatives.

6.9 Certain Policies. Northern shall as reasonably requested work with First Place and the Bank to develop new and revised loan, OREO, investment portfolio, accrual, reserve, tax, litigation and real estate valuation policies and practices of Northern (including loan classifications and levels of reserves) (collectively the “Policies and Practices”) to facilitate the implementation of Policies and Practices at the Effective Time that will be consistent First Place and the Bank.

6.10 Nasdaq Listing. First Place agrees to use its reasonable best efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of First Place Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

From and after the Effective Time through the sixth anniversary of the Effective Time, First Place and its Subsidiaries (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Northern, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Northern or is or was serving at the request of Northern as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under the Northern Articles of Incorporation, Constitution and Bylaws, and/or any agreement, arrangement or understanding which is set forth and described on Schedule 6.11(a) of the Northern Disclosure Schedules, in each case as in effect on the date hereof.

Any Indemnified Party wishing to claim indemnification under this Section 6.11 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

Prior to Effective Time, First Place shall cause the persons serving as directors and officers of Northern immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Northern for a period of six years after the Effective Time (provided that First Place may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Northern’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall First Place be required to expend for any one year an amount in excess of 150% of the aggregate premiums paid by Northern in 2005 on an annualized basis for such purpose (which aggregate premiums on an annualized basis are disclosed in Schedule 6.11(c) of the Northern Disclosure Schedules) (the “Insurance Amount”), and further provided that if First Place is unable to maintain or obtain the insurance called for by this Section 6.11 hereof as a result of the preceding provision, First Place shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

If First Place or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of First Place or the surviving company shall assume the obligations set forth in this Section 6.11 hereof prior to or simultaneously with the consummation of such transaction.

The provision of this Section 6.11 shall survive for up to six years after the Closing Date.

6.12 Benefit Plans.

First Place shall take all reasonable action so that either contemporaneous with or as soon as administratively practicable after the Effective Time, employees of Northern immediately prior to the Effective Time who continue as employees of Northern (or become employees of First Place or any of its Subsidiaries) after the Effective Time shall be entitled to: (i) coverage under those employee benefit plans (as the term is defined in Section 3 of ERISA) of First Place set forth on Schedule 4.11(a) of the First Place Disclosure Schedules that are substantially comparable to benefits provided under the employee benefit plans of Northern that were in effect on the date hereof and set forth on Schedule 3.11(a) of the Northern Disclosure Schedules; (ii) participate in the First Place Employee Stock Ownership Plan (“First Place ESOP”) in accordance with the terms of the First Place ESOP beginning in January 2007; and (iii) credit for their consecutive years of employment by Northern up to the Effective Time for purposes of any eligibility, vesting and benefit accrual or allocation requirements under the First Place employee benefit plans to be provided as described in Sections 6.12(a)(i) and 6.12(a)(ii). Nothing herein shall limit the ability of First Place to amend or terminate any of Northern’s benefit plans in accordance with their terms at any time, provided such termination is permitted under and conducted in accordance with applicable law.

At and following the Effective Time, First Place shall honor or cause Northern to honor, as applicable, and Northern or First Place, as applicable, shall continue to be obligated to perform, in accordance with their terms, the contractual rights of current and former employees of Northern existing as of the Effective Time, including any severance, employment or “change-in-control” agreements of Northern set forth on Schedule 3.16(a) of the Northern Disclosure Schedules, in each case as the same may be modified or terminated in accordance with the applicable terms thereof. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Northern (which have been quantified in reasonable detail as of the date hereof) are set forth in Schedule 6.12(b) of the Northern Disclosure Schedules and shall be subject to the limitations under Section 280(G) and 409(A) of the Code.

After the Effective Time and upon employment with First Place and its Subsidiaries, First Place shall cause medical, dental or health plans of First Place or any of its Subsidiaries, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan of Northern’s prior to the Effective Time. The Northern employee who continues employment with Northern or accepts employment with First Place or its Subsidiaries at the Effective Time shall not be excluded from participation in the First Place or Subsidiary medical plan due to such employee’s medical condition(s) that may have existed prior to the Effective Time. First Place shall assume full responsibility for providing COBRA continuation coverage to current and former Northern employees who are M&A Qualified Beneficiaries as the term is defined in Treas. Reg. §§ 54.4980B-1 – B-10.

Those employees (other than employees listed in Schedule 6.12(d)(ii) of the First Place Disclosure Schedules (to be provided prior to the Closing) and/or temporary and/or co-operative employees) of Northern who are (i) terminated at the Effective Time; (ii) identified by First Place for inclusion in a force reduction as a result of the pending Merger and who sign and deliver a termination and release agreement in the form acceptable to First Place or (iii) continue as an employee of Northern or are hired by First Place or the Bank at the Effective Time but terminated within one year of the Effective Time, shall be entitled to severance pay equal to two weeks of pay for each full year of service with Northern, First Place or the Bank, as applicable, subject to a minimum of four weeks and a maximum of thirty weeks. Such payments will be made by First Place within 30 days after the later of the Effective Time or the date the release, if required, becomes effective or the negotiated date of termination after the Effective Time. Employees employed by more than one corporation shall be eligible for severance pay based only on the corporation with which they have the longest service. If any corporation employing the employee also has a severance pay plan, any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.12(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.12(d) hereof shall be construed or interpreted to limit or modify in any way First Place’s at will employment policy or provide any third party beneficiary rights to employees of Northern. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any pension plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

(e) Within 30 days after the Effective Time and upon receiving an executed receipt and release on or before the Closing Date from (i) a Northern employee listed on Schedule 6.12(e)(i) of the First Place Disclosure Schedule (to be provided prior to the Closing), First Place will pay the amount determined by the agreement to which such Northern Employee is a party set forth on Schedule 3.11 of the Northern Disclosure Schedule to such Northern Employee, which amount shall be the full and only payment due to such Northern Employee with respect to such agreement, and (ii) a Northern employee listed on Schedule 6.12(e)(ii) of the

First Place Disclosure Schedule (to be provided prior to Closing), First Place will pay the amount determined in accordance with Section 6.12(d) hereof to such Northern Employee, which amount shall be the full and only payment due to such Northern Employee with respect to his or her termination of employment.

6.13 Notification of Certain Matters. Each of Northern and First Place shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it and its respective Subsidiaries (if applicable) taken as a whole or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14 Subsequent Current, Interim and Annual Financial Statements. First Place will deliver to Northern and Northern will deliver to First Place (delivered to First Place no later than March 31, 2006) their respective Annual Reports on Form 10-K for the year ending June 30, 2006 and December 31, 2005, respectively, as filed with the SEC under the Exchange Act by First Place and as filed with the OTS by Northern. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, First Place will deliver to Northern and Northern will deliver to First Place their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act by First Place and as filed with the OTS by Northern. As soon as reasonably available, but in no event more than one business day after filing, First Place will deliver to Northern and Northern will deliver to First Place their respective Current Reports on Form 8-K, as filed with the SEC under the Exchange Act by First Place and as filed with the OTS by Northern.

6.15 Board and Loan Committee Visitation Rights. Northern shall allow one representative designated by First Place to attend all meetings of Northern’s board of directors in a nonvoting capacity, and in connection therewith, Northern shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Northern provides to its board of directors. Northern shall also allow one representative of First Place to attend all meetings of Northern loan committee in a nonvoting capacity, and in connection therewith, Northern shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Northern provides to its loan committee, provided, however, that Northern may exclude the representative of First Place from access to any meeting or materials, or portion thereof, if a majority of the Northern board of directors determines, in good faith, that such exclusion is reasonably necessary to (i) preserve attorney-client privilege or (ii) to protect confidential or proprietary information that First Place does not contractually have the right to have access to under the terms of this Agreement.

6.16 Establish Elyria Advisory Board. The Bank shall establish, by resolution of the board of directors which shall become effective at the Effective Time, a regional advisory board (“Elyria Advisory Board”) that will have the responsibility of providing advice to the Bank board of directors and the Northern board of directors about the Northern business and operations, market area, regional economic conditions and such other advisory responsibilities as determined by the Bank board of directors or the Northern Board of Directors. This Elyria Advisory Board shall be comprised of the current directors of Northern set forth on Schedule 6.16, with each member serving for a one (1) year term beginning at the Effective Time. The Chairman of the Elyria Advisory Board shall be Mr. Neal Hubbard. Each member of the Elyria Advisory Board shall receive a fee of $2,000.00 for each quarterly meeting attended.

6.17 Current Information. During the period from the date of this Agreement to the Effective Time, Northern will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of First Place and to provide a written report, to the extent such information has not been provided to a representative of First Place in connection with his or her attendance at a meeting of Northern’s board of directors or loan committee, of (i) the general status of the ongoing operations of Northern and its Subsidiaries; (ii) the status of, and the action proposed to be taken with respect to, those Loans held by it as well as its non-performing assets; (iii) the origination of all Loans; (iv) changes in its deposit balances equal to or more than $3.5 million; and (v) any material changes in its pricing of deposits. Northern shall also provide to First Place, within ten days after the end of each calendar month, a monthly consolidated balance sheet, income statement and cash flows, beginning with the month ended January 2006. During the period from the date of this Agreement to the Effective Time, First Place will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of Northern to report the general status of the ongoing operations of First Place and the Bank. Northern will promptly notify First Place, and First Place and Bank will promptly notify Northern, of any material change in the normal course of its business or in the operation of its properties and all regulatory communications and governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the initiation or the threat of litigation or any adverse legal proceedings involving itself, and will keep First Place or Northern, as applicable, fully informed of such events.

6.18 Execution and Authorization of Bank Merger Agreement. After the Effective Time, (a) First Place shall (i) cause the board of directors of the Bank and Northern to approve the Bank Merger Agreement, (ii) cause the Bank and Northern to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Bank and Northern. As of the Closing Date, First Place intends to operate the Northern operations as in effect immediately prior to the Effective Time, under the “Northern Savings and Loan Company” name, as a division of First Place Bank, which may be discontinued in First Place’s sole discretion at any time after December 31, 2006, or such earlier time as may be required under applicable law or regulatory authorities.

6.19 Notice of Transactions. First Place will provide Northern prior written notice of acquisitions by it to acquire, an interest in any company or business (whether by a purchase of assets, purchase of stock or merger), (each an “Acquisition” for purposes of this Section 6.19 only), involving an aggregate consideration exceeding $5.0 million.

6.20 Termination of Northern 401(k) Plan. If requested in writing by First Place, the board of directors of Northern shall take action to terminate the Northern 401(k) plan immediately prior to the Effective Time, with such termination to take effect at the Effective Time. The Northern 401(k) plan shall be terminated by Northern consistent with the Northern 401(k) plan’s governing documents and in compliance with ERISA, the Code and any other applicable law, rule or regulation governing such plan. Northern shall prepare and submit immediately prior to the Effective Time an application to the IRS for a determination of the Northern 401(k) plan’s qualification upon plan termination.

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Effective Time each of the following conditions:

Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the holders of at least a two-thirds of the outstanding shares of Northern Common Stock entitled to vote thereon.

Nasdaq Stock Market Listing. The shares of First Place Common Stock, which shall be issued to the stockholders of Northern upon consummation of the Merger, shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which prohibits, restricts or makes illegal consummation of the Merger.

Federal Tax Opinion. First Place and Northern shall have received an opinion of Patton Boggs LLP, counsel to First Place (“First Place’s Counsel”), in form and substance reasonably satisfactory to both First Place and Northern, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, First Place’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of First Place, the Bank, Northern and others, reasonably satisfactory to such counsel.

No Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon First Place, Northern, the Bank or any of their respective Subsidiaries (if applicable) that First Place, or Northern, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to First Place or Northern as to render inadvisable in the reasonable good faith judgment of First Place or Northern, the consummation of the Merger (a “Burdensome Condition”).

7.2 Conditions to Obligations of First Place and the Bank. The obligation of First Place and the Bank to effect the Merger is also subject to the satisfaction or waiver by First Place at or prior to the Effective Time of the following conditions:

Representations and Warranties. The representations and warranties of Northern set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Place shall have received a certificate dated as of the Closing Date signed on behalf of Northern by the Chief Executive Officer and the Chief Financial Officer of Northern to the foregoing effect.

Performance of Obligations of Northern. Northern shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Place shall have received a certificate dated as of the Closing Date signed on behalf of Northern by the Chief Executive Officer and the Chief Financial Officer of Northern to such effect.

Receipt of Option Cancellation Agreements etc... Northern shall have delivered executed Option Cancellation Agreements from all of the Northern Optionholders at or prior to the Effective Time. None of the Northern Options that shall be cancelled and converted at the Effective Time as provided in Section 2.8 are Deep-in-the-Money Options (as defined hereafter). “Deep-in-the-Money Options” shall mean Northern Options, which have not expired and were not exercised immediately prior to the Effective Time, with an exercise price of 30% or less of the Northern Common Stock market price as of the date each Northern Option was granted.

Receipt of Voting Agreements. Northern shall have delivered executed voting agreements on the date of this Agreement from its executive officers and directors listed on Schedule 3.38 of the Northern Disclosure Schedules.

Dissolve Service Corporation and Northern Title. Prior to the Closing Date, Northern shall have dissolved the Service Company and withdrawn and or terminated any registration or qualification of the Service Company with any federal, state or local governmental agency. Northern Title shall have been dissolved on or before January 31, 2006.

Consents Under Agreements. The consent, approval or waiver of each person as set forth on Schedule 3.16 of the Northern Disclosure Schedules.

No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Northern Common Stock.

Termination of the Northern 401(k) Plan. Northern shall have terminated the Northern 401(k) plan in accordance with Section 6.20.

Other Actions. Northern shall have furnished First Place with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and this Section 7.2 hereof as First Place may reasonably request.

7.3 Conditions to Obligations of Northern. The obligation of Northern to effect the Merger is also subject to the satisfaction or waiver by Northern at or prior to the Effective Time of the following conditions:

Representations and Warranties. The representations and warranties of First Place set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Northern shall have received a certificate dated as of the Closing Date signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to the foregoing effect.

Performance of Obligations of First Place. First Place shall have performed, or as may be necessary cause its Subsidiaries to perform, in all material respects all obligations required to be performed by it or its Subsidiaries under this Agreement at or prior to the Closing Date, and Northern shall have received a certificate dated as of the Closing Date signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to such effect.

Supplement to this Agreement. First Place shall have delivered the supplement to this Agreement in substantially the form attached hereto as Annex C (the “Supplement”) executed by First Place and First Place Merger-Sub, providing for First Place Merger-Sub to join as a Party to this Agreement, and additional representations, warranties and covenants for First Place and First Place Merger-Sub relating thereto as referenced in the Supplement.

Entering into Employment Agreement. First Place or its Subsidiaries entering into an employment agreement with Mr. Neal Hubbard, with such agreement having mutually acceptable terms and conditions.

No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an injunction shall be pending.

Deposit of Cash and Stock Consideration. First Place shall have deposited with the Exchange Agent the Cash Consideration and the Stock Consideration to be paid to holders of Northern Common Stock pursuant to Article II hereof.

Other Actions. First Place shall have furnished Northern with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and this Section 7.3 hereof as Northern may reasonably request.

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Northern:

Mutual Consent. By mutual consent of Northern and First Place in a written instrument, if the board of directors of each so determines by a two-thirds vote of the members of its entire board;

No Regulatory Approval. By either First Place or Northern upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) hereof if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; or (iii) there shall be a Burdensome Condition upon First Place, the Bank, or Northern.

Delay. By either First Place or Northern if the Merger shall not have been consummated on or before September 30, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein;

Northern Stockholder Approval. By either First Place or Northern if any approval of the stockholders of Northern required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

Material Breach of Representations. By either First Place or Northern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured within 30 days after notice with the breaching party failing to diligently pursue a cure to completion. No representation or warranty of Northern or First Place shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any, ranking not less than senior vice president and that party’s in-house counsel, if any. “Material Adverse Effect” means, for purposes of this Agreement, any effect that (i) is material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of First Place or Northern to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement, (e) actions or omissions of First Place or Northern taken with the prior written consent of Northern or First Place, as applicable, in contemplation of the transactions contemplated hereby, (f) the payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements as of the date hereof, and (g) acts of terrorism or war.

Material Breach of Covenants. By either First Place or Northern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) hereof unless such breach shall have a Material Adverse Effect, as defined in Section 8.1(e) hereof, on the other party.

Failure to Recommend. By First Place, if (i) the board of directors of Northern do not recommend in the Proxy Statement that its stockholders adopt this Agreement; (ii) after recommending in the Proxy Statement that stockholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation in any respect adverse in any respect to the interest of First Place or (iii) Northern fails to call, give proper notice of, convene and hold the Northern Stockholder Meeting.

Certain Tender or Exchange Offers. By First Place if a tender offer or exchange offer for 20% or more of the outstanding shares of Northern Common Stock is commenced (other than by First Place or a Subsidiary thereof), and the Northern board of directors recommends that the stockholders of Northern tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

Superior Proposal. At any time prior to the Northern Stockholder Meeting, by Northern in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Northern and the Northern board of directors in full compliance with all of the requirements of Section 6.8 hereof, provided, however, that this Agreement may be terminated by Northern pursuant to this Section 8.1(i) hereof only after the fifth business day following Northern’s provision of written notice to First Place advising First Place that the Northern board of directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, First Place does not, in its sole discretion, make an offer to Northern that the Northern board of directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to Northern and its stockholders as the Superior Proposal.

Decrease in Average Share Price. By the board of directors of Northern, upon written notice to First Place, at any time during the five day period commencing two days after the Determination Date (as defined below), provided both of the following conditions have been satisfied: (i) the Average Closing Price of First Place Common Stock on the Determination Date

is less than $21.03 (such amount is referred to herein, as the “First Place Floor Price”); and (ii) (A) the quotient obtained by dividing the Average Closing Price of First Place Common Stock on the Determination Date by First Place’s Starting Date Closing Price (the “First Place Ratio”) is less than (B) the quotient obtained by dividing the Index Price as of the Determination Date by the Index Price as of the Starting Date and subtracting 0.175 from the quotient in this clause (ii)(B) (such number being referred to herein as the “First Place Index Ratio”). If written Notice is not received by First Place within the required notice period in this paragraph, then Northern’s right to terminate this Agreement under this Section 8.1(j) shall expire.

Notwithstanding the foregoing provisions of this Section 8.1(j), if Northern elects to exercise its termination right pursuant to this Section 8.1(j) it shall give prompt written notice to First Place; provided, however, that such notice of election to terminate may be withdrawn by Northern at any time within the above-referenced five-day period. In the event that Northern gives notice of its intention to exercise the termination provisions of this Section 8.1(j), First Place shall have the option, exercisable within five (5) business days receipt thereof, to increase the Exchange Ratio to equal the lesser of (i) a number (rounded to three decimals) equal to a quotient, the numerator of which the First Place Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price of First Place Common Stock, and (ii) a number (rounded to three decimals) equal to a quotient, the numerator of which is the First Place Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the First Place Ratio within five (5) business days after receipt of such notice. If First Place elects to exercise its option to increase the consideration in accordance with the terms of the previous sentence within the aforementioned five business day period, it shall give prompt written notice to Northern of such election and the revised Exchange Ratio, at which time the Northern board of directors shall have no further right to terminate this Agreement pursuant to this Section 8.1(j), and this Agreement shall remain in effect in accordance with its terms (except the Exchange Ratio shall have been modified as provided in this Section 8.1(j)), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as so adjusted.

For purposes of this Section 8.1(j), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the daily last sale prices of First Place Common Stock as reported on the Nasdaq National Market (excluding sale prices of First Place Common Stock during extended-hours trading) for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

“Determination Date” means the date that the last Requisite Regulatory Approval required for consummation of the Merger shall be received.

“Index Group” means the bank holding companies listed on Annex D, the common stock of all of which shall be publicly traded and as to which there shall not have been, since between the Starting Date and the Determination Date, an announcement of a proposal for such company to be merged with another unaffiliated company, acquired by an unaffiliated company or for such company to acquire another unaffiliated company or companies in transactions with an aggregate value exceeding 10% of the acquiror’s market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the market capitalization as of the Start Date) redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are set forth on Annex D hereto.

“Index Price” on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

“Starting Date” means the last full day on which the Nasdaq National Market was open for trading prior to the execution of this Agreement.

If First Place or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(j).

8.2 Effect of Termination.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII hereof, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.2, Section 9.3 and 9.4 hereof and (ii) that termination will not relieve a breaching party from liability for any fraudulent or willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

In recognition of the efforts, expenses and other opportunities foregone by First Place while structuring and pursuing the Merger, the Parties hereto agree that Northern shall pay to First Place a termination fee of $3.5 million in the manner set forth below if:

this Agreement is terminated by First Place pursuant to Section 8.1 (g) or (h) hereof; or

this Agreement is terminated by Northern pursuant to Section 8.1(i) hereof.

In addition, if this Agreement is terminated pursuant to Section 8.1(d), the Parties hereto agree that: (i) Northern shall pay to First Place a termination fee of $500,000; and (ii) if First Place has actual out-of-pocket costs and expenses that relate to its entering into this Agreement and performing its obligations under this Agreement (“Transaction Expenses”) that exceed $500,000, then Northern shall pay to First Place an additional amount that is equal to the difference of First Place’s Transaction Expenses and $500,000, with such payment by Northern to First Place under this Section 8.1(c)(ii) being capped at $250,000.

“Termination Fee” as used in this Section 8.2 shall mean the amounts to be paid by Northern to First Place under Sections 8.2(b) and 8.2(c) hereof. In the event a Termination Fee shall become payable pursuant to this Sections 8.2(b) or 8.2(c) hereof, the Termination Fee shall be paid within one business day following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Sections 8.2(b) and 8.2(c) hereof shall be paid by wire transfer of immediately available funds to an account designated by First Place. Except as provided in Section 8.2(a)(ii) hereof, the sums paid under this Sections 8.2(b) and 8.2(c) hereof shall be the sole remedy available to First Place in the event of a termination of this Agreement under Section 8.2(b)(i) or (ii) or Section 8.2(c) hereof.

Northern and First Place agree that the agreements contained in Sections 8.2(b) and 8.2(c) hereof are an integral part of the transactions contemplated by this Agreement, that without such agreement First Place would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Northern. If Northern fails to pay First Place the amounts due under Sections 8.2(b) or 8.2(c) hereof within the time periods specified in this Section, then Northern shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by First Place in connection with any action in which First Place prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the “Closing Date”), at the offices of First Place’s counsel unless another time, date or place is agreed to in writing by the parties hereto.

9.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, subject to Northern’s consent, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time, First Place shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Northern to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of Northern. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure, provided any such amendment in substance complies with the requirements of this Section 9.2.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.6(c), 8.1, 8.2 and this Article IX hereof, which shall survive any such termination). The representations, warranties, agreements and covenants contained in this Agreement shall not be deemed to be terminated or extinguished so as to deprive any Party hereto or any of their affiliates of any defense at law or in equity which otherwise would be available against the claims of any person.

9.4 Expenses. Except as costs and expenses may be payable pursuant to Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel shall be paid by the party incurring such expense, provided, however, that all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and other transactions contemplated thereby shall be borne by First Place.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to First Place, to:

First Place Financial Corp.

185 East Market Street

Warren, Ohio 44481

Attention: Steven R. Lewis

President and Chief Executive Officer

with a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Joseph G. Passaic, Jr.

(b)	if to Northern, to:

The Northern Savings and Loan Company

200 Middle Avenue

Elyria, Ohio 44036

Attention: Neal Hubbard

President and Chief Executive Officer

with a copy to:

Baker & Hostetler LLP

3200 National City Center

1900 East Ninth Street

Cleveland, Ohio 44114

Attention: Robert A. Weible and Suzanne K. Hanselman

9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 27, 2006.

9.7 Entire Agreement. This Agreement (including the disclosure schedules, annexes, exhibits, documents and other instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to any applicable conflicts of law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement or the transaction contemplated hereby may be brought against any of the parties only in the United States District Court for the Northern District of Ohio and if the parties do not have standing for such federal court, then to the Cuyahoga County Court of Common Pleas and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.9 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Severability. Except to the extent that application of this Section 9.10 hereof would have a Material Adverse Effect on Northern or First Place, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision, which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.11 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of this Agreement by the stockholders of Northern; provided, however, that after adoption of this Agreement by Northern’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Northern stockholders hereunder other than as contemplated by this Agreement or as otherwise required by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.13 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, First Place, the Bank and Northern have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PLACE FINANCIAL CORP.

By:	/s/ Steven R. Lewis
Name:	Steven R. Lewis
Title:	President and Chief Executive Officer

FIRST PLACE BANK

By:	/s/ Steven R. Lewis
Name:	Steven R. Lewis
Title:	Chief Executive Officer

THE NORTHERN SAVINGS AND LOAN COMPANY

By:	/s/ Neal Hubbard
Name:	Neal Hubbard
Title:	President and Chief Executive Officer

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